Exhibit 10.4
EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT
Dated as of April 5, 2011
among
CMC RECEIVABLES, INC., as Seller,
COMMERCIAL METALS COMPANY, as the Servicer,
THE PURCHASERS FROM TIME TO TIME PARTY HERETO
and
WELLS FARGO BANK, N.A., as Administrative Agent
CHI60,775,535v13

EXHIBITS AND SCHEDULES

Exhibit I	Definitions
Exhibit II-A	Form of Investment Notice
Exhibit II-B	Form of Reduction Notice
Exhibit III	Seller’s Chief Executive Office, Principal Place of Business, Records
Locations, Federal Taxpayer ID Number and Organizational ID Number
Exhibit IV	Lock-Boxes and Lock-Box Accounts
Exhibit V	Form of Compliance Certificate
Exhibit VI	Form of Assignment Agreement
Exhibit VII	Credit and Collection Policy
Exhibit VIII	Form of Interim Report
Exhibit IX	Form of Monthly Report
Exhibit X	Form of Performance Undertaking
Exhibit XI	Corporate Names; Trade Names; Assumed Names
Schedule A	Commitments
Schedule B	Closing Documents
Schedule C	Divisions

RECEIVABLES PURCHASE AGREEMENT
          THIS RECEIVABLES PURCHASE AGREEMENT dated as of April 5, 2011, is among:
     (a) CMC Receivables, Inc., a Delaware corporation (“Seller”),
     (b) Commercial Metals Company, a Delaware corporation (“CMC”), as initial Servicer,
     (c) Wells Fargo Bank, N.A., a national banking association (“WFB”), and each of the other financial institutions from time to time party hereto (each, a “Purchaser”), and
     (d) WFB in its capacity as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”).
Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
PRELIMINARY STATEMENTS
     Seller desires to transfer and assign Receivables to the Purchasers from time to time.
     On the terms and subject to the conditions set forth herein, the Purchasers desire to acquire Receivables from Seller from time to time.
     WFB has been requested and is willing to act as Administrative Agent on behalf of the Purchasers in accordance with the terms hereof.
ARTICLE I.
TERMS OF THE INVESTMENTS
     Section 1.1. Investment Facility.
     (a) On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, request that the Purchasers make investments ratably (based on their Percentages) in the Purchased Assets (each, an “Investment”) in accordance with Section 1.2. Each Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make Investments (through the Administrative Agent) from time to time from the date hereof to the Facility Termination Date, based on its Percentage of the Investment Price for each Investment requested pursuant to Section 1.2(a); provided that under no circumstances shall any Purchaser make any Investment if, after giving effect to such Investment, (i) such Purchaser’s outstanding Capital would exceed its Commitment, (ii) the Aggregate Capital would exceed the Purchase Limit, or (iii) the Purchased Assets Coverage Percentage would exceed 100%.

     (b) Seller may, upon at least ten (10) Business Days’ notice to the Purchasers, terminate in whole or reduce in part, ratably amongst the Purchasers in accordance with their respective Percentages, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in a minimum amount of $1,000,000 (or a larger integral multiple of $100,000) per Purchaser.
     Section 1.2. Making Investments.
     Each request for an Investment hereunder may be made on any day upon the Seller’s irrevocable written notice in the form of Exhibit II-A hereto (each, an “Investment Notice”) delivered to the Purchasers prior to 12:00 noon (New York time) at least one Business Day before the requested Investment Date, specifying: (a) the aggregate amount of cash (the “Cash Purchase Price”), if any, requested to be paid to the Seller for such Investment (which, unless such amount is $0, shall not be less than $1,000,000 per Purchaser or a larger integral multiple of $100,000), (b) the requested date of such Investment (which shall be a Business Day) and (c) the pro forma calculation of the Purchased Assets Coverage Percentage after giving effect to the increase in the Capital.
     Section 1.3. Transfer of Receivables and Other Purchased Assets.
     (a) Sale of Receivables. In consideration of the Purchasers’ agreement to make Investments, the entry into this Agreement by the Administrative Agent and the Purchasers, and the Administrative Agent and Purchasers’ agreement to make payments to the Seller from time to time in accordance with Section 1.4, effective on the Closing Date, the Seller hereby sells, conveys, transfers and assigns to the Administrative Agent, on behalf of the Purchasers, all of Seller’s right, title and interest in and to (i) all Receivables existing as of the close of business on the Initial Cutoff Date or thereafter arising from time to time prior to the Facility Termination Date, and all rights and payments relating thereto, (ii) all Related Security relating thereto, whether existing on the Initial Cutoff Date or thereafter arising, (iii) all Collections thereof, whether existing on the Initial Cutoff Date or thereafter arising, (iv) each Lock-Box and each Lock-Box Account, , whether existing on the Initial Cutoff Date or thereafter arising, and (v) all proceeds of any of the foregoing, whether existing on the Initial Cutoff Date or thereafter arising (collectively, the “Pool Assets”).
     (b) Purchase of Purchased Assets. Subject to the terms and conditions hereof, the Administrative Agent (on behalf of the Purchasers) hereby purchases and accepts from the Seller all Pool Assets sold, assigned and transferred pursuant to Section 1.3(a) (collectively, the “Purchased Assets”).
     (c) Obligations Not Assumed. The foregoing sale, assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Administrative Agent or any Purchaser, of any obligation of the Seller, any Originator or any other Person under or in connection with the Receivables or any other Related Security, all of which shall remain the obligations and liabilities of the Seller, such Originator and/or such other Person, as applicable.
     Section 1.4. Terms and Conditions for Sale, Assignment and Transfer. Subject to the terms and conditions hereof, in consideration for the sale, assignment and transfer of the

Purchased Assets by the Seller to the Administrative Agent (on behalf of the Purchasers) hereunder:
     (a) Investments. On the Closing Date, and thereafter from time to time prior to the Facility Termination Date, on request of the Seller for an Investment in accordance with Section 1.2, the Administrative Agent (on behalf of the Purchasers), in accordance with Section 1.2, shall pay to the Seller, each such Purchaser’s Percentage of the amount requested by the Seller under Section 1.2; provided, however, that nothing herein shall obligate the Administrative Agent to make any payment in excess of the funds it receives from the Purchasers.
     (b) Reinvestments. On each Business Day prior to the Facility Termination Date, the Servicer, on behalf of the Administrative Agent and the Purchasers, shall pay to the Seller, out of Collections of the Receivables, the amount available for reinvestment in accordance with Section 2.1(b)(ii). Each such payment is herein referred to as a “Reinvestment”.
     (c) Deferred Purchase Price. The Servicer, on behalf of the Administrative Agent and the Purchasers, shall pay to the Seller, from Collections, the amounts payable to the Seller from time to time pursuant to Section 2.1(b)(ii), Section 2.1(b)(iv) and clause fifth of Section 2.1(d)(ii) (such amounts, the “Deferred Purchase Price” with respect to the Purchased Assets) at the times specified in such Sections. The parties hereto acknowledge and agree that the Administrative Agent and the Purchasers shall have the right to, and intend to, setoff (i) the Seller’s obligation to pay (or cause to be paid) to the Purchasers (or to the Administrative Agent on their behalf) all Collections on the portion of the Purchased Assets attributable to the Deferred Purchase Price against (ii) the Administrative Agent’s and the Purchasers’ obligations to pay (or cause to be paid) to the Seller the Deferred Purchase Price.
     (d) Seller Payments Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, the Administrative Agent and the Purchasers shall not be obligated to pay any amount to the Seller as the purchase price of the Purchased Assets pursuant to subsections (b) and (c) above except to the extent of Collections on Receivables available for distribution to the Seller in accordance with this Agreement. Any amount that the Administrative Agent or any Purchaser does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of such Person for any such insufficiency unless and until such amount becomes available for distribution to the Seller in accordance with Section 2.1(d)(ii).
     (e) Intent of the Parties. The parties to this Agreement intend that the sale, assignment and transfer of Purchased Assets to the Administrative Agent (on behalf of the Purchasers) shall be treated as a sale for all purposes (other than for federal, state and local income and franchise tax purposes as provided in the following paragraph of this clause (e)). If notwithstanding the intent of the parties, such sale, transfer and assignment is not treated as a sale for such purposes, such sale, assignment and transfer shall be treated as the grant of, and the Seller does hereby grant to the Administrative Agent (for the benefit of the Purchasers) a security interest in the following property to secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent: all of the Seller’s right, title and interest in, to and under all Pool Assets, whether now or hereafter owned, existing or arising. The Seller hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all assets of the debtor, whether now owned or hereafter created, acquired or arising, and all proceeds of the foregoing” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrative Agent, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrative Agent and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.
     Notwithstanding the foregoing paragraph of this clause (e), the Seller Parties, the Administrative Agent and the Purchasers intend and agree to treat, for U.S. federal, state and local income and franchise tax (in the nature of income tax) purposes only, the sale, assignment and transfer of the Purchased Assets to the Administrative Agent (on behalf of the Purchasers) as a loan to the Seller secured by the Pool Assets. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.
     (f) Additional Purchasers; Increase of Purchase Limit. Provided that no Amortization Event or Potential Amortization Event exists and is continuing, the Seller may, with the written consent of the Administrative Agent (such consent not to be unreasonably withheld), add additional Persons as Purchasers with new Commitments under this Agreement; provided that the aggregate of all Commitments hereunder after giving effect to such addition would not exceed $200,000,000. Each new Purchaser shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an Assumption Agreement substantially in the form of Exhibit VI hereto.
     (g) Nature of Obligations; Defaulting Purchasers. Each Purchaser’s obligations hereunder shall be several, such that the failure of any other Purchaser to make a payment in connection with any Investment shall not relieve any other Purchaser of its obligation hereunder to make payment for any such Investment or drawing. Notwithstanding anything in this Section 1.4(g) to the contrary, no Purchaser shall be required to make any Investment or payment with respect to such drawing pursuant to this Section 1.4(g) for an amount which would cause the aggregate Capital of such Purchaser (after giving effect to such Investment) to exceed its Commitment.
     Section 1.5. Purchased Assets Coverage Percentage Computation.
     The Purchased Assets Coverage Percentage shall be initially computed on the Closing Date. Thereafter, until the Facility Termination Date, such Purchased Assets Coverage Percentage shall be automatically recomputed on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Assets Coverage Percentage shall (until the event(s) giving rise to such Termination Day are satisfied or are waived in accordance with the terms of this Agreement) be deemed to be 100%. The Purchased Assets Coverage Percentage shall become zero when the Final Payout Date has occurred and the Servicer shall have received the accrued Servicing Fee thereon.

     Section 1.6. Fees.
     The Seller shall pay to the Administrative Agent and the Purchasers the fees in the amounts and on the dates set forth in the Fee Letter.
     Section 1.7. Payment Requirements.
     One or more Seller Parties shall initiate a wire transfer of amounts to be paid or deposited by it pursuant to any provision of this Agreement no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds. If such amounts are payable to the Administrative Agent, they shall be paid to the Administrative Agent’s Account for prompt distribution to the appropriate parties. All computations of Yield and per annum Fees under the Transaction Documents shall be made on the basis of a year consisting of three hundred sixty (360) days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
     Section 1.8. Yield.
     The Capital of each Investment shall accrue Yield for each day at then applicable Yield Rate. On each Monthly Payment Date, Seller shall pay in arrears to the Administrative Agent for the ratable account of the Purchasers an aggregate amount equal to the accrued and unpaid Yield on the Investments for each day during the Calculation Period (or portion thereof) then most recently ended.
     Section 1.9. Suspension of the LMIR.
     If any Purchaser determines (in commercially reasonably discretion applied consistently with respect to similar facilities) that (a) funding any Investment at the LMIR would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or (b) such LMIR does not accurately reflect the cost of acquiring or maintaining such Investment, then such Purchaser may suspend the availability of such LMIR, and such Purchaser’s Capital shall thereafter accrue Yield at the Alternate Base Rate.
ARTICLE II.
PAYMENTS AND COLLECTIONS
     Section 2.1. Settlement Procedures.
     (a) Administration of Collections. The collection of the Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Assets Coverage Percentage.

     (b) Setting Aside Collections; Reinvestments. The Servicer shall, on each day on which Collections or Deemed Collections of Receivables are received (or deemed received) by the Seller or the Servicer:
     (i) set aside and hold in trust (and shall, at the request of the Administrative Agent after the Dominion Date, segregate in a separate account approved by the Administrative Agent) for the benefit of the Purchasers, out of such Collections and Deemed Collections, first, an amount equal to the aggregate Yield accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the Fees accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the Servicing Fee accrued through such day and not previously set aside,
     (ii) subject to Section 2.1(f), if such day is not a Termination Day, remit to the Seller the remainder of such Collections. Such remainder shall, (x) to the extent representing a return of the Aggregate Capital, be automatically reinvested (ratably among the Purchasers according to each Purchaser’s Capital) in the Purchased Assets and (y) to the extent not representing a return of the Aggregate Capital, be paid to the Seller in respect of the Deferred Purchase Price for the Purchased Assets; provided, however, that if the Purchased Assets Coverage Percentage would exceed 100%, then the Servicer shall not reinvest or remit to the Seller, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrative Agent, segregate in a separate account approved by the Administrative Agent) a portion of such Collections and Deemed Collections that, together with the other Collections and Deemed Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Assets Coverage Percentage to 100% (determined as if such Collections and Deemed Collections set aside had been applied to reduce the Aggregate Capital at such time), which amount shall be deposited into the Administrative Agent’s Account (for the benefit of the Purchasers) on the next Capital Settlement Date in accordance with Section 2.1(c);
     (iii) if such day is a Termination Day, set aside, segregate and hold in trust (and shall, at the request of the Administrative Agent after the Dominion Date, segregate in a separate account approved by the Administrative Agent) for the benefit of the Purchasers the entire remainder of such Collections and Deemed Collections; provided that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” and, thereafter, the conditions set forth in Section 4.2 are satisfied or waived by the Administrative Agent and the Required Purchasers, such previously set-aside amounts shall, to the extent representing a return of Aggregate Capital and ratably (determined according to outstanding Capital), be reinvested and/or paid to the Seller in respect of the Deferred Purchase Price for the Purchased Assets in accordance with clause (ii) above on the day of such subsequent satisfaction or waiver of conditions, as the case may be, and
     (iv) subject to Section 2.1(f), pay to the Seller (on behalf of the Administrative Agent and the Purchasers) for the Seller’s own account and in payment of the Deferred Purchase Price for the Purchased Assets any Collections and Deemed Collections in

excess of amounts required to be reinvested in accordance with clause (i), (ii) or (iii) above.
     (c) Deposit of Collections on Settlement Dates. The Servicer shall, in accordance with the priorities set forth in Section 2.1(d), deposit into the Administrative Agent’s Account (or such other account designated by the Administrative Agent), on each Settlement Date (or, solely with respect to Collections and Deemed Collections held for the Purchasers pursuant to Section 2.1(f)(iii), such other date approved by the Administrative Agent with at least five (5) Business Days prior written notice to the Administrative Agent of such payment), Collections and Deemed Collections held for the Purchasers pursuant to Section 2.1(b)(i) or 2.1(f) plus the amount of Collections and Deemed Collections then held for the Purchasers pursuant to Section 2.1(b)(ii) and Section 2.1(b)(iii); provided that if CMC or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrative Agent has not notified CMC (or such Affiliate) that the right to retain the portion of Collections and Deemed Collections set aside pursuant to Section 2.1(b)(i) that represents the Servicing Fee is revoked, CMC (or such Affiliate) may retain the portion of the Collections and Deemed Collections set aside pursuant to Section 2.1(b)(i) that represents the Servicing Fee in payment in full of the accrued Servicing Fees so set aside. No later than the second Business Day after the end of each Calculation Period, the Administrative Agent will notify the Servicer by facsimile or electronic mail of the amount of Yield accrued with respect to each Portion of Capital during such Calculation Period or portion thereof.
     (d) Distribution of Collections by the Administrative Agent. Upon receipt of funds deposited into the Administrative Agent’s Account pursuant to clause (c) above, the Administrative Agent shall cause such funds to be distributed as follows:
     (i) if such distribution occurs on a day that is not a Termination Day and the Purchased Assets Coverage Percentage does not exceed 100%, first to the Administrative Agents (for the benefit of the Purchasers) in payment in full of all accrued Yield and Fees with respect to each Portion of Capital, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) above and has not retained such amounts pursuant to clause (c) above, to the Servicer (payable in arrears on each Settlement Date) in payment in full of the accrued Servicing Fees so set aside, and
     (ii) if such distribution occurs on a Termination Day or on a day when the Purchased Assets Coverage Percentage exceeds 100%, first to the Purchasers in payment in full of all accrued Yield and Fees with respect to each Portion of Capital, second to the Purchasers in payment in full of Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Assets Coverage Percentage to 100%) (determined as if such Collections had been applied to reduce the aggregate outstanding Capital), third, to the Servicer in payment in full of all accrued Servicing Fees, fourth, if the Capital and accrued Yield with respect to each Portion of Capital have been reduced to zero, and all accrued Servicing Fees payable to the Servicer have been paid in full, to the any Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder, and fifth, after the occurrence of the Final Payout Date, all additional Collections with respect to the Purchased Assets shall be paid to the Seller for its own account in payment of the Deferred Purchase Price for such Purchased Assets.

     (e) Deemed Collections. For the purposes of this Section 2.1:
     (i) if on any day a Dilution occurs, the Seller shall be deemed to have received a Deemed Collection and such Deemed Collection shall be immediately applied to reduce the Net Pool Balance by the amount of such Deemed Collection. To the extent the effect of such Deemed Collection on the Net Pool Balance shall cause an Investment Excess, the Seller shall either deliver to the Servicer immediately available funds in an amount equal to the lesser of (A) the sum of all Deemed Collections deemed received by Seller and (B) an amount necessary to eliminate such Investment Excess, and in each case, the Servicer shall remit the same to the Administrative Agent pursuant to this Section 2.1;
     (ii) except as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.
     (f) Voluntary Reductions. If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital), the Seller may do so as follows:
     (i) the Seller shall provide each Purchaser and the Servicer with irrevocable prior written notice in the form of Exhibit II-B hereto (each, a “Reduction Notice”) of any proposed reduction of Aggregate Capital not later than 12:00 noon (New York City time) one Business Day prior to the Business Day on which the proposed reduction is to occur (the “Proposed Reduction Date”). Such Reduction Notice shall (a) be prepared in accordance with the most recent Settlement Report, and (b) designate (i) the Proposed Reduction Date, and (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) which shall be not less than $500,000 per Purchaser and shall be distributed ratably to the Investments of each Purchaser in accordance with the amount of Capital owing to each Purchaser. Only one (1) Reduction Notice shall be outstanding at any time;
     (ii) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of Aggregate Reduction; and
     (iii) the Servicer shall hold such Collections in trust for the benefit of the Administrative Agent (for the benefit of each Purchaser), for payment to the Administrative Agent (for the benefit of each Purchaser) by deposit into the Administrative Agent’s Account on the next Business Day or such other date approved by the Administrative Agent and the Required Purchasers, and Capital shall be deemed reduced in the amount to be paid to the Administrative Agent only when in fact finally so paid.
Upon receipt by the Administrative Agent in the Administrative Agent’s Account of any amount paid in reduction of the Aggregate Capital pursuant to sub-clause (iii) above, the Administrative

Agent shall cause such funds to be distributed to the Purchasers in payment of each Purchaser’s outstanding Capital.
     Section 2.2. Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Purchaser or the Administrative Agent the full amount thereof together with any Yield thereon from the date of any such rescission, return or refunding.
     Section 2.3. Clean-up Option. At any time while the Aggregate Capital outstanding is less than 10% of the Purchase Limit, Servicer shall have the right (after providing at least five (5) Business Days’ prior written notice to the Administrative Agent and each Purchaser) to repurchase all, but not less than all, of the Purchased Assets. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against the Administrative Agent or any Purchaser except for a representation and warranty that the reconveyance to Servicer is being made free and clear of any Adverse Claim created by the Administrative Agent or the applicable Purchaser. On the date of repurchase of the Purchased Assets pursuant to this Section, the Commitments of the Purchasers shall automatically terminate.
     Section 2.4. Amount of Collections. Notwithstanding any provision of this Agreement to the contrary, failure to have sufficient Collections to make any payment due and payable hereunder shall in no event defer the due date of such payment, and the applicable Seller Party shall remain obligated for the amount of such deficiency.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     Section 3.1. Representations and Warranties of Seller. Seller hereby represents and warrants to the Administrative Agent and the Purchasers that:
          (a) Existence and Power. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
          (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of the Purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller.
          (c) No Conflict. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organic Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Seller (except as created hereunder) except, in any case with respect to Clauses (i) through (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
          (d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
          (e) Actions, Suits. (i) There are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened in writing, against or affecting Seller, or any of its properties, in or before any court, arbitrator or other body, and which determination could reasonably be expected to have a Material Adverse Effect, and (ii) Seller is not in default with respect to any order of any court, arbitrator or governmental body.
          (f) Binding Effect. This Agreement and each other Transaction Document to which Seller is a party constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          (g) Accuracy of Information. All information (other than projections but including, without limitation, Interim Reports and Monthly Reports) heretofore furnished by Seller or by any Authorized Officer of an Originator to the Administrative Agent or any of the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Seller or any such Authorized Officer to the Administrative Agent or any of the Purchasers will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
          (h) Use of Proceeds. Seller will not use the proceeds of any Investment hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
          (i) Good Title. Immediately prior to or contemporaneously with each Investment hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.
          (j) Perfection. Assuming the filing of the financing statements approved by Seller on the date hereof (which will be filed by the Administrative Agent or its representatives), this Agreement, together with the filing of such financing statements, is effective to, and shall, upon each Investment hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority ownership or security interest in each Receivable existing or hereafter arising and in all other Pool Assets, free and clear of any Adverse Claim, except as created or permitted by the Transactions Documents. In accordance with the preceding sentence, the Administrative Agent confirms that it or its representatives have duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Pool Assets.
          (k) Places of Business and Locations of Records. The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent and the Purchasers have been notified in accordance with Section 5.2(a) in jurisdictions where all action required by Section 12.4(a) has been taken and completed. Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.
          (l) Collections. The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed. The names and addresses of all Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of Seller at each Lock-Box Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, control of any Lock-Box Account, or the right to take control of any such Lock-Box Account at a future time or upon the occurrence of a future event. Each of the Lock-Box Banks has been duly instructed to wire all available funds in the Lock-Box Accounts on each Business Day to the Administrative Agent’s Account. Each remittance of Collections by the Seller Parties to the Administrative Agent or the Purchasers hereunder has been made (i) in payment of a debt incurred by such Seller Party in the ordinary course of its business or financial affairs, and (ii) in the ordinary course of business or financial affairs of such Seller Party.

          (m) Material Adverse Effect. Since November 30, 2010, no event has occurred that would have a Material Adverse Effect.
          (n) Names. Except as stated on Exhibit XI, in the past five (5) years, Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.
          (o) Ownership of Seller. CMC owns, directly or indirectly, 100% of the issued and outstanding Capital Securities of all classes of Seller, free and clear of any Adverse Claim (other than Adverse Claims granted in connection with the Senior Credit Agreement, as such agreement may be amended or refinanced from time to time). Such Capital Securities are validly issued and there are no options, warrants or other rights to acquire Capital Securities of Seller.
          (p) Not an Investment Company. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
          (q) Compliance with Law. Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except, in each case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
          (r) Compliance with Credit and Collection Policy. Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c).
          (s) Payments to Applicable Originators. With respect to each Receivable, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
          (t) Enforceability of Contracts. Each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (u) Eligible Receivables. Each Receivable included in the Net Pool Balance on a Settlement Report as an Eligible Receivable was an Eligible Receivable as of the last day of the period covered by such Settlement Report.
          (v) No Investment Excess. Seller has determined that, immediately after giving effect to each Investment hereunder, no Investment Excess exists.
          (w) Financial Information. All financial statements and all other financial information furnished to the Purchasers and described in Section 5.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of Seller and each of Performance Guarantor and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments. Any projections furnished by Seller or by any Authorized Officer of an Originator to the Purchasers for purposes of or in connection with this Agreement were prepared in good faith based upon estimates and assumptions stated therein which, at the time of preparation, were believed to be reasonable.
          (x) OFAC. Seller is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
          (y) Patriot Act. Seller is in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”). No part of the proceeds of the Purchases will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 3.2. Representations and Warranties of the Servicer. The Servicer hereby represents and warrants to the Administrative Agent and the Purchasers as of the date hereof and as of each Investment Date that:
          (a) Existence and Power. The Servicer is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Servicer is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

          (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer.
          (c) No Conflict. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organic Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Servicer (except as created hereunder) except, in any case with respect to clauses (i) through (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
          (d) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
          (e) Actions, Suits. (i) There are no actions, suits or proceedings pending, or to the best of the Servicer’s knowledge, threatened in writing, against or affecting the Servicer, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect, and (ii) the Servicer is not in default with respect to any order of any court, arbitrator or governmental body that could reasonably be expected to have a Material Adverse Effect.
          (f) Binding Effect. This Agreement and each other Transaction Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          (g) Accuracy of Information. All information (other than projections) heretofore furnished by the Servicer or by any Authorized Officer of an Originator to the Administrative Agent or any of the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Servicer or any such Authorized Officer to the Administrative Agent or any of the Purchasers will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
          (h) Collections. The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed.
          (i) Material Adverse Effect. Since November 30, 2010, no event has occurred that would have a Material Adverse Effect.
          (j) Not an Investment Company. The Servicer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
          (k) Compliance with Law. The Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
          (l) Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c).
          (m) OFAC. Neither the Servicer nor any Originator nor any Subsidiary of any Originator is a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
          (n) Patriot Act. Each of the Servicer, the Originators and their respective Subsidiaries is in compliance, in all material respects, with the Act. No part of the proceeds of the Receivables will be used, directly or indirectly, by any of the foregoing for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          (o) ERISA Compliance.
          (i) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Servicer, nothing has occurred which would prevent, or cause the loss of, such qualification. The Servicer and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.
          (ii) There are no pending or, to the best knowledge of the Servicer, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
          (iii) (a) No ERISA Event has occurred or is reasonably expected to occur; (b) no Pension Plan has any Unfunded Pension Liability which has resulted or which would reasonably be expected to have a Material Adverse Effect; (c) neither the Servicer nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or which would reasonably be expected to have a Material Adverse Effect; (d) neither the Servicer nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan which has resulted or which would reasonably be expected to have a Material Adverse Effect; and (e) neither the Servicer nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which has resulted or which would reasonably be expected to have a Material Adverse Effect.
ARTICLE IV.
CONDITIONS OF EFFECTIVENESS AND PURCHASES
     Section 4.1. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such Investment those documents listed on Schedule B, and (b) the Administrative Agent and each of the Purchasers shall have received all Fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letters.
     Section 4.2. Conditions Precedent to All Investments. Each initial Investment, Incremental Investment and Reinvestment shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the Administrative Agent and the Purchasers on or prior to the date of such Investment, in form satisfactory to the Administrative Agent, all Settlement Reports as and when due under Section 6.6; (b) the Facility Termination Date shall not have occurred; (c) the Administrative Agent and the Purchasers shall have received such other approvals, opinions or documents as it may reasonably request, it being understood that no such opinions shall be requested unless there has been a change in law or circumstance; and (d) on the applicable Investment Date, the following statements shall be true (and acceptance of the proceeds of such Investment shall be deemed a representation and warranty by Seller that such statements are then true):
          (i) the representations and warranties set forth in Article III are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;
          (ii) no event has occurred and is continuing, or would result from such Investment, that will constitute an Amortization Event or a Potential Amortization Event; and
          (iii) no Investment Excess exists or will result from such Purchase.
ARTICLE V.
COVENANTS
     Section 5.1. Affirmative Covenants of Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of all of the Commitments:
          (a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Purchaser:
          (i) Annual Reporting. As soon as available and in any event within five (5) days after the date the annual financial statements are required to be filed with the SEC, but in no event later than one hundred (100) days after the end of each Fiscal Year, (A) a copy of the consolidated balance sheet of Performance Guarantor and its Subsidiaries, and the related consolidated statements of income and cash flow of Performance Guarantor and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by a “Big Four” accounting firm or other independent public accountants reasonably acceptable to the Administrative Agent, together with (B) the balance sheet and the related income statement of Seller.
          (ii) Quarterly Reporting. As soon as available and in any event within five (5) days after the date that quarterly financial statements are required to be filed with the SEC (excluding the last quarterly Fiscal Quarter of each Fiscal Year), but in no event later than fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (A) an unaudited consolidated balance sheet of Performance Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of Performance Guarantor and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of Performance Guarantor (subject to normal year-end audit adjustments), together with (B) the balance sheet and the related income statement of Seller.
          (iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by the applicable Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
          (iv) Shareholders Statements and Reports. Promptly and in any event within five (5) Business Days upon the furnishing thereof to the shareholders of Performance Guarantor, copies of all financial statements, reports and proxy statements so furnished.
          (v) S.E.C. Filings. Promptly and in any event within five (5) Business Days upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports on Form 8-K, 10-K or 10-Q which Performance Guarantor files with the SEC.
          (vi) Copies of Notices. Promptly and in any event within five (5) Business Days upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator or any Lock-Box Bank, copies of the same.
          (vii) Material Indebtedness, Projections and Notices. Promptly upon furnishing thereof to the lenders or noteholders under any agreement governing any Material Indebtedness of CMC and its Subsidiaries (or any agent or trustee for the foregoing), and in any event within five (5) Business Days copies of all projections, compliance certificates and default notices required to be delivered pursuant to such agreements (in each case without duplication of any of the items described above in this Section 5.1(a)).
          (viii) Other Information. Reasonably promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations or business of such Seller Party as the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Purchasers under or as contemplated by this Agreement.
Reports and financial statements required to be delivered pursuant to clauses (i), (ii), (iv) and (v) of this Section 5.1(a) shall be deemed to have been delivered on the date when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov or

CMC’s website at www.cmc.com. Seller will promptly notify the Administrative Agent and Purchasers in writing of such posting (which notification may be provided by email).
          (b) Notices. Such Seller Party will notify the Administrative Agent and the Purchasers in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
          (i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.
          (ii) Judgment and Proceedings. (A) (1) the entry of any judgment or decree against the Servicer or any of its respective Subsidiaries (other than Seller) if the aggregate amount of all judgments and decrees then outstanding against the Servicer and such Subsidiaries exceeds $50,000,000 after deducting (x) the amount with respect to which the Servicer or any such Subsidiary is insured and with respect to which the insurer has not disputed coverage, and (y) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Administrative Agent, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against Seller or the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree against Seller if the aggregate amount of all judgments and decrees then outstanding against Seller exceeds $14,425 after deducting (x) the amount with respect to which Seller is insured and with respect to which the insurer has not disputed coverage, and (y) the amount for which Seller is otherwise indemnified if the terms of such indemnification are satisfactory to the Administrative Agent.
          (iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement relating to Material Indebtedness (including a line of credit which would constitute Material Indebtedness if fully funded) in aggregate principal amount pursuant to which any Originator is a debtor or an obligor.
          (v) Termination Date. The occurrence of the “Termination Date” under and as defined in the Sale Agreement.
          (vi) Change of Independent Director. At least 10 days prior to any proposed change of the sole (or, as applicable, the sole remaining) Independent Director for any reason other than death, incapacity or resignation of the incumbent director, notice of such proposed change together with a certificate of Seller certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria. As soon as reasonably practicable but in any event within 10 days after any Seller Party receives notice of the death, incapacity or resignation of the sole (or, as applicable, the sole remaining) incumbent Independent Director, notice of the proposed replacement director together with a certificate of Seller certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria.
          (vii) Ratings Change. The occurrence of any change from time to time in the ratings from S&P or Moody’s of the Performance Guarantor’s long term unsecured debt.
          (c) Compliance with Laws and Preservation of Legal Existence. Such Seller Party will comply with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.
          (d) Audits. Such Seller Party will furnish to the Administrative Agent and each Purchaser from time to time such information with respect to it and the Receivables as the Administrative Agent or any of the Purchasers may reasonably request. Such Seller Party will, from time to time during regular business hours as reasonably requested by the Administrative Agent or any of the Purchasers upon at least five (5) Business Days notice and at the sole cost of such Seller Party, permit the Administrative Agent (accompanied by any Purchaser), or its respective agents or representatives (and shall cause each Originator to permit the Administrative Agent (accompanied by any Purchaser), or its respective agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each such visit, a “Review”); provided that, so long as no Amortization Event has occurred and is continuing, the Seller Parties shall only be responsible for the costs and expenses of two(2) such Reviews in any one Contract Year.
          (e) Keeping and Marking of Records and Books.
          (i) the Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the prompt identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Administrative Agent and each Purchaser notice of any material change in the administrative and operating procedures referred to in the previous sentence.
          (ii) The Servicer will (and will cause each other Originator to) (A) on or prior to the date hereof, make a notation in its books and records relating to the Receivables, acceptable to the Administrative Agent, evidencing that the Receivables and related Contracts included in the Purchased Assets have been sold in accordance with the Agreement, and (B) upon the request of the Administrative Agent following the occurrence and during the continuation of an Amortization Event, deliver to the Administrative Agent all invoices included in the Contracts (including, without limitation, all multiple originals of any such invoice) relating to the Receivables.
          (f) Compliance with Contracts and Credit and Collection Policy. The Servicer will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
          (g) Performance and Enforcement of the Sale Agreement and the Performance Undertaking. Seller will, and will require each of the Originators to, perform each of their respective obligations and undertakings under and pursuant to the Sale Agreement in all material respects. Seller will purchase Receivables under the Sale Agreement in material compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to it as purchaser under the Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Sale Agreement and the Performance Undertaking as the Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.
          (h) Ownership. Seller will (or will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Administrative Agent and any Purchaser may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority ownership interest (and/or a valid and perfected first priority security interest) in the Pool Assets to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchasers) interest in the Pool Assets and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Purchasers as the Administrative Agent or any Purchaser may reasonably request).
          (i) Separateness. Seller acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each of the Originators and their respective other Affiliates (each, a “CMC Entity”). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the other CMC Entities and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, except as herein specifically otherwise provided, Seller will:
          (i) compensate all employees, consultants and agents directly, from Seller’s bank accounts, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of any other CMC Entity, allocate the compensation of such employee, consultant or agent between Seller and such CMC Entity on a basis which reflects the services rendered to Seller and such CMC Entity;
          (ii) clearly identify its offices as separate and distinct from any space occupied by any other CMC Entity even if such space is leased or subleased from, or is on or near premises occupied by, any other CMC Entity;
          (iii) have separate stationery and other business forms (each of which may be computer-generated);
          (iv) conduct its business solely in its own name through its duly authorized officers or agents including, without limitation, in all oral and written communications such as letters, invoices, purchase orders, contracts, statements and applications;
          (v) allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and any other CMC Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
          (vi) at all times maintain at least one Independent Director;
          (vii) maintain its Organic Documents in conformity with this Agreement, such that (A) it does not amend, restate, supplement or otherwise modify such Organic Document in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 5.1(i); and (B) it provides for the notice, Seller certification and the Administrative Agent’s written acknowledgement specified in Section 5.1(b)(vi) hereof;
          (viii) ensure that all corporate actions with respect to (A) the filing for any petition of bankruptcy of Seller and (B) the merger, consolidation, dissolution or liquidation of Seller are duly authorized by unanimous vote of its directors (including the Independent Director);
          (ix) maintain complete and correct books and records of account and minutes of meetings and other proceedings of its shareholder(s) and directors;
          (x) maintain its certificate of incorporation and by-laws in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organic Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 5.1(i);
          (xi) maintain its financial, corporate and other books and records separate from those of any other CMC Entity;
          (xii) prepare its financial statements separately from those of other CMC Entities and insure that any consolidated financial statements of any other CMC Entity that include Seller have detailed notes clearly stating that Seller is a separate corporate entity;
          (xiii) maintain bank account(s) that are separate from those of any other CMC Entity and, except as permitted in the Transaction Documents, not commingle funds or other assets of Seller with those of any other CMC Entity;
          (xiv) except as permitted herein, pay operating expenses and liabilities from its own funds and not permit any other CMC Entity to pay any of Seller’s operating expenses or liabilities (except pursuant to allocation arrangements that comply with the requirements of clause (ii) above);
          (xv) maintain adequate capitalization in light of its business and purpose and in any event maintain at all times the Required Capital Condition and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause such Required Capital Condition to cease to be so maintained;
          (xvi) not hold itself out or permit itself to be held out as having agreed to pay or as being liable for the debts of any other CMC Entity nor will it hold any other CMC Entity out or permit any other CMC Entity to be held out as having agreed to pay or as being liable for the debts of Seller nor will it fail to correct any known misrepresentation with respect to the foregoing;

          (xvii) not operate or purport to operate as an integrated, single economic unit with one or more of the other CMC Entities;
          (xviii) not seek or obtain credit or incur any obligation to any third party based upon the assets of one or more of the other CMC Entities or induce any such third party to reasonably rely on the creditworthiness of one or more of the other CMC Entities;
          (xix) not guaranty or otherwise become liable with respect to indebtedness of any other CMC Entity nor permit guaranties or liability by any other CMC Entity of the indebtedness of Seller (except as contemplated by the Performance Undertaking and this Agreement);
          (xx) maintain an arm’s-length relationship with each other CMC Entity, including, without limitation, payment of an arm’s-length servicing fee for any receivables-servicing functions performed by any other CMC Entity on behalf of Seller;
          (xxi) not, directly or indirectly, be named and shall not enter into any agreement to be named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any other CMC Entity; and
          (xxii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Haynes and Boone, LLP, as counsel for Seller Parties, in connection with the closing or initial purchase under the Sale Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.
          (j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Lock-Box Bank into a Lock-Box Account and (2) each Lock-Box and Lock-Box Account to be subject at all times to a Lock-Box Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Lock-Box Bank and deposited into a Lock-Box Account within one (1) Business Day following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent and the Purchasers, subject to the Servicer’s rights under Section 6.2(c).
          (k) Taxes. Such Seller Party will file all federal and all other material tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of Excluded Taxes.
          (l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment.

          (m) Payment to Originators. With respect to any Receivable purchased by Seller from an Originator, such purchase shall be effected under, and in strict compliance with the terms of, the Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.
     Section 5.2. Negative Covenants of Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of all of the Commitments:
          (a) Name Change, Offices and Records. Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Administrative Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent in connection with such change or relocation.
          (b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 6.2(b), such Seller Party will not add or terminate any bank as a Lock-Box Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Lock-Box Account, unless the Administrative Agent shall have received, at least twenty (20) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Lock-Box Bank or a Lock-Box Account or Lock-Box, an executed Lock-Box Agreement with respect to the new Lock-Box Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box Account.
          (c) Modifications to Contracts and Credit and Collection Policy. No Seller Party will, and no Seller Party will permit any Originator to, make any change to the Credit and Collection Policy that could reasonably be expected to materially decrease the credit quality of any newly created Receivables or materially adversely affect the collectability of the Receivables. Except as provided in Section 6.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any terms of any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.
          (d) Sales, Liens. Other than the ownership and security interests contemplated by the Transaction Documents, Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Lock-Box Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Administrative Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.
          (e) Termination of Sale Agreement. Except as otherwise permitted under Section 7.1(k), Seller will not terminate the Sale Agreement or send any termination notice to any Material Originator in respect thereof, without the prior written consent of each of the Purchasers.
          (f) Restricted Junior Payments. After the occurrence and during the continuance of any Amortization Event, Seller will not make any Restricted Junior Payment while any Aggregate Unpaids remain outstanding.
          (g) Seller Indebtedness. Except as contemplated by the Transaction Documents, Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.
          (h) Prohibition on Additional Negative Pledges. Seller will not (and will not authorize any Originator to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Pool Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.
          (i) ERISA. Servicer shall not, and will not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA or (c) withdraw from any Multiemployer Plan or permit any Pension Plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of Servicer or any Subsidiary pursuant to Section 4068 of ERISA.
ARTICLE VI.
ADMINISTRATION AND COLLECTION
     Section 6.1. Designation of the Servicer.
          (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1. CMC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence and during the continuance of an Amortization Event, the Administrative Agent and the Purchasers may at any time designate as the Servicer any Person to succeed CMC or any successor Servicer.

          (b) CMC may delegate to the Originators, as sub-Servicers of the Servicer, certain of its duties and responsibilities as the Servicer hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of the Purchasers, the Servicer shall not be permitted to delegate any of its duties or responsibilities as the Servicer to any Person other than (i) the other Originators, and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by CMC. If at any time following the occurrence of an Amortization Event, the Purchasers shall designate as the Servicer any Person other than CMC, all duties and responsibilities theretofore delegated by CMC to Seller or any Originator may, at the discretion of the Administrative Agent or any Purchaser, be terminated forthwith on notice given by the Administrative Agent or any Purchaser to the Administrative Agent or the other Purchaser, as applicable, CMC and to Seller.
          (c) Notwithstanding the foregoing subsection (b), (i) the Servicer shall be and remain primarily liable to the Administrative Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Administrative Agent and the Purchasers shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Administrative Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than the Servicer in order for communication to the Servicer and its sub-Servicer or other delegate with respect thereto to be accomplished. The Servicer, at all times that it is the Servicer, shall be responsible for providing any sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.
     Section 6.2. Duties of the Servicer.
          (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy of each respective Originator.
          (b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Lock-Box Account. The Servicer shall cause a Lock-Box Agreement in form reasonably acceptable to the Administrative Agent to be in effect with respect to each Lock-Box and Lock-Box Account. In the case of any remittances received in any Lock-Box or Lock-Box Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Pool Assets, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Lock-Box Bank a Collection Notice pursuant to Section 6.4 (such date, the “Dominion Date”), the Administrative Agent, on behalf of the Purchasers, may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

          (c) The Servicer (and from and after the Dominion Date, the Administrative Agent) shall administer the Collections in accordance with the procedures described herein and in Article II. Subject to the last sentence of this Section 6.2(c), the Servicer shall hold in trust for the account of Seller and each Purchaser their respective shares of the Collections in accordance with Article II. Following the occurrence of the Dominion Date, the Servicer shall, upon the request of the Administrative Agent, segregate, in a manner acceptable to the Administrative Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II to the extent of any accrued and unpaid Aggregate Unpaids, and the requirement to continue such segregation shall continue until such Amortization Event is waived in the sole discretion of the Required Purchasers or until the conditions to further Purchases and Reinvestments set forth in Section 4.2 are satisfied. Subject to Section 2.2, at all times while the Servicer is required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer. Notwithstanding anything in this Agreement to the contrary, for so long as the Administrative Agent is not permitted to and has not requested the segregation of Collections in accordance with this Section 6.2(c) and CMC or one of its Affiliates is the Servicer, the Servicer may process Collections as a part of a central cash management system maintained by CMC and its Affiliates, which system shall include written records (which may be electronic) of all debits and credits attributable to Seller and its Receivables and all other participants in such system and, prior to the Dominion Date, such funds may be commingled with other funds of CMC and its Affiliates.
          (d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Administrative Agent or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, following the occurrence and during continuation of an Amortization Event, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.
          (e) The Servicer shall hold in trust for Seller and the Administrative Agent and each Purchaser all Records in its possession that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, following the occurrence of an Amortization Event that is continuing (provided such Amortization Event is not, in the sole discretion of the Administrative Agent and the Purchasers, waived in accordance with this Agreement, neither the Administrative Agent nor any Purchaser shall be required to grant any such waiver), as soon as practicable upon demand of the Administrative Agent, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, one (1) Business Day following receipt thereof turn over (A) to Seller any cash collections or other cash proceeds in accordance with Article II and (B) to the applicable Person any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of the Administrative Agent or any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.
          (f) Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by Contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
     Section 6.3. Lock-Box Accounts. Subject to the terms of the applicable Lock-Box Agreement, Seller shall grant to the Administrative Agent for the benefit of the Purchasers “control” (within the meaning of the UCC) over each Lock-Box and Lock-Box Account. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled after the occurrence of an Amortization Event to (a) endorse Seller’s name on checks and other instruments representing Collections, (b) enforce the Receivables, the related Contracts and the Related Security and (c) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.
     Section 6.4. Collection Notices. The Administrative Agent is authorized to date and to deliver to the Lock-Box Banks the Collection Notices (i) upon the occurrence and during the continuance of an Amortization Event or (ii) upon not less than five (5) Business Days’ prior written notice to the Seller Parties if deemed necessary or advisable in the reasonable judgment of the Administrative Agent following a material adverse change in financial condition or circumstances of the Seller or the Performance Guarantor at any time that Excess Availability is less than $20,000,000 (it being understood that (a) if Excess Availability of at least $20,000,000 is restored before the Administrative Agent delivers any Collection Notice, the Administrative Agent shall not be allowed to deliver any Collection Notices unless and until Excess Availability falls below $20,000,000 again, and (b) no further prior notice to the Seller Parties shall be required to deliver such Collection Notice). Subject to the terms of the applicable Lock-Box Agreement, the Seller has transferred to the Administrative Agent for the benefit of the Purchasers, effective when the Administrative Agent delivers such notice, exclusive “control” over each Lock-Box and related Lock-Box Accounts. In case any authorized signatory of Seller whose signature appears on a Lock-Box Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled (x) at any time after delivery of the Collection Notices, to endorse Seller’s name on checks and other instruments representing Collections, (y) at any time after an Amortization Event hereunder has occurred and is continuing, to enforce the Receivables, the related Contracts and the Related Security, and (z) at any time after an Amortization Event hereunder has occurred and is continuing, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.
     Section 6.5. Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.
     Section 6.6. Reports.
          (a) On each Interim Reporting Date (if any), the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Purchasers an Interim Report in the form of Exhibit VIII hereto (appropriately completed and executed).
          (b) On each Monthly Reporting Date, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Purchasers, a Monthly Report for the calendar month then most recently ended in the form of Exhibit IX hereto (appropriately completed and executed).
          (c) At such times as the Administrative Agent or any Purchaser shall reasonably request, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) two (2) Business Days after such request a listing by Obligor of all Receivables together with an aging of such Receivables.
     Section 6.7. Servicing Fees. In consideration of CMC’s agreement to act as the Servicer hereunder, so long as CMC shall continue to perform as the Servicer hereunder, CMC shall be paid a fee (the “Servicing Fee”) on each Monthly Payment Date, in arrears for the immediately preceding Calculation Period, equal to 1.0% per annum of the average aggregate Outstanding Balance of all Receivables during such period. At any time while the Servicer is not an Affiliate of Seller, the Servicing Fee shall be computed at such rate per annum as the Administrative Agent, Seller and the substitute Servicer may mutually agree.
ARTICLE VII.
AMORTIZATION EVENTS
Section 7.1. Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:
          (a) (i) Any Seller Party shall fail to make any payment or deposit of Capital required to be paid to the Administrative Agent for the benefit of any Purchaser under this Agreement and such failure under this clause (i) continues for one (1) Business Day after the date when the same was required to be made; or (ii) any Seller Party shall fail to make any payment or deposit of any other amount required to be paid to a Purchaser, the Administrative Agent or an Indemnified Party under this Agreement or any other Transaction Document to which it is a party and such failure under this clause (ii) continues for two (2) Business Days after the date when the same was required to be made.
          (b) Any Seller Party shall fail to perform or observe any covenant contained in any provision of Section 5.1(b)(vi), Section 5.1(i)(vi), Section 5.2, Section 6.2(c) or Section 6.6 (and, (i) in the case of Section 6.6 only, such failure continues for two (2) Business Days after the date when the same was required to be performed and (ii) in the case of Section 5.1(b)(vi) and Section 5.1(i)(vi) only, such failure continues for ten (10) Business Days after the date when the same was required to be performed).
          (c) Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 7.1) or any other Transaction Document to which it is a party and such failure shall continue for thirty (30) consecutive Business Days following the earlier to occur of (i) notice from the Administrative Agent or any Purchaser of such non-performance or non-observance, or (ii) the date on which an Authorized Officer of such Seller Party otherwise becomes aware of such non-performance or non-observance.
          (d) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any material respect; provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold; provided further that in the case of Section 3.1(v) only, such failure continues for one (1) Business Day after the date when the representation, warranty, certification or statement was required to be made.
          (e) On any Settlement Date, after giving effect to the turnover and application of Collections and Deemed Collections, an Investment Excess shall exist and be continuing for one (1) Business Day after such Settlement Date.
          (f) (i) Seller shall fail to pay any principal of or premium or interest on any of its Indebtedness (other than Indebtedness under this Agreement) which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
               (ii) Performance Guarantor or any Originator shall fail to pay any principal of or premium or interest on any of its Material Indebtedness which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.
          (g) (i) Any Seller Party, any Originator or any other Material Subsidiary shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors;
               (ii) any proceeding shall be instituted by Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property;
               (iii) any proceeding shall be instituted against Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, unless such proceeding is consented to or acquiesced in by Seller, such proceeding of the type described in this clause (iii) remains undismissed, unvacated or unstayed for a period of sixty (60) days;
               (iv) (A) any proceeding shall be instituted by Performance Guarantor, Servicer, any Originator or any Material Subsidiary (other than Seller) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (B) any proceeding shall be instituted against any Performance Guarantor, Servicer, any Originator or any Material Subsidiary (other than Seller) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, unless such proceeding is consented to or acquiesced in by Performance Guarantor, Servicer, such Originator or such Material Subsidiary, such proceeding of the type described in this clause (B) remains undismissed, unvacated or unstayed for a period of sixty (60) days; or
               (v) Any Seller Party, any Originator or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth in clauses (i), (ii) or (iv) above in this subsection (g).
          (h) As at the end of any calendar month:
               (i) the average of the Delinquency Ratios for the three months then most recently ended shall exceed 5.00%;
               (ii) the average of the Default Ratios for the three months then most recently ended shall exceed 4.00%; or
               (iii) the average of the Dilution Ratios for the three months then most recently ended shall exceed 8.00%.
          (i) A Change of Control shall occur.
          (j) (i) One or more final judgments for the payment of money in an amount in excess of $14,425, individually or in the aggregate, shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $10,000,000, individually or in the aggregate, shall be entered against Performance Guarantor, Servicer or any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.
          (k) Either (i) the “Termination Date” under and as defined in the Sale Agreement shall occur with respect to any Material Originator or (ii) any Material Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Sale Agreement.
          (l) The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder.
          (m) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Lock-Box Accounts.

          (n) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days.
          (o) The PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with respect to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days; or any of the following events shall occur with respect to any Pension Plan: (i) the institution of any steps by Performance Guarantor, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, Performance Guarantor or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $10,000,000; of (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA.
          (p) The Interest Coverage Ratio shall be less than 2.50 to 1.00 on May 31, 2011 or at the end of any fiscal quarter thereafter.
          (q) The Debt to Capitalization Ratio shall be greater than 0.60 to 1.00 at any time.
          (r) Any Subsidiary Originator shall commence or institute any lawsuit or similar proceeding seeking to collect payment under the applicable Subordinated Note.
     Section 7.2. Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, and upon the direction of the Required Purchasers, shall, take any of the following actions: (i) replace the Person then acting as the Servicer, (ii) upon notice to the Seller Parties, declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 7.1(g)(ii) or (iii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, and (iii) notify Obligors of the Administrative Agent’s and Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.
ARTICLE VIII.
INDEMNIFICATION
     Section 8.1. Indemnities by Seller. (a) Without limiting any other rights that the Administrative Agent or any Purchaser may have hereunder or under applicable law, Seller hereby agrees to indemnify (and to pay, within 30 days after receipt of a reasonably detailed invoice) the Administrative Agent and each of the Purchasers and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Administrative Agent or any Purchaser of an interest in the Receivables excluding, however, in all of the foregoing instances:
(A) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence, fraud or willful misconduct on the part of an Indemnified Party;
(B) Indemnified Amounts to the extent the same include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor; or
(C) Excluded Taxes of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the Purchasers’ making of Investments in the Purchased Assets as a loan or loans by the Purchasers to Seller secured by the Pool Assets;
provided, however, that nothing contained in this sentence shall limit the liability of Seller or limit the recourse of the Purchasers to Seller for amounts otherwise specifically provided to be paid by Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to Seller) relating to or resulting from:
          (i) any representation or warranty made by any Seller Party, the Performance Guarantor or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
          (ii) the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
          (iii) any failure of any Seller Party, any Originator or the Performance Guarantor to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is a party;

          (iv) any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
          (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
          (vi) the commingling of Collections of Receivables at any time with other funds;
          (vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Investment, the ownership of the Pool Assets or any Investment therein or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
          (viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
          (ix) any Amortization Event described in Section 7.1(g);
          (x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by it of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
          (xi) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Purchasers legal and equitable title to, and ownership of, a perfected ownership interest or first priority perfect security interest in the Pool Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);
          (xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Pool Assets, whether on the date hereof or at any subsequent time, except to the extent such failure or delay is caused by the Administrative Agent;

          (xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Pool Assets or the value of any Pool Assets;
          (xiv) any attempt by any Person to void any Investment or the security interest in the Pool Assets granted hereunder, whether under statutory provision, common law or equitable action; and
          (xv) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.
     (b) After receipt by an Indemnified Party of notice of any investigative, administrative or judicial proceeding (collectively, a “Proceeding”) involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Seller hereunder, promptly notify Seller in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, Seller shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent. Upon Seller’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but Seller shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) Seller agrees in writing to pay such fees and expenses, (y) Seller fails to employ counsel reasonably satisfactory to the Administrative Agent in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between Seller, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to Seller; provided, however, that Seller shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. Seller shall have the sole authority to settle any claim for monetary damages and, if Seller chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without Seller’s prior written consent, which shall not be unreasonably withheld or delayed.
     Section 8.2. Indemnities by the Servicer. (a) Without limiting any other rights that the Administrative Agent or any Purchaser may have hereunder or under applicable law, the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:

(A) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party; and
(B) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor;
provided, however, that nothing contained in this sentence shall limit the liability of the Servicer or limit the recourse of the Purchasers to the Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Servicer) relating to or resulting from:
          (i) any representation or warranty made by the Servicer (or any officers of the Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
          (ii) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;
          (iii) any failure of the Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
          (iv) the commingling by the Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;
          (v) any investigation, litigation or proceeding relating to the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
          (vi) any Amortization Event of the described in Section 7.1(g) with respect to the Servicer; and
          (vii) any action or omission by the Servicer relating to its obligations hereunder which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Receivable or the value of any such Receivable.
     (b) After receipt by an Indemnified Party of notice of any Proceedings involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Servicer hereunder, promptly notify the Servicer in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, the Servicer shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent. Upon the Servicer’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but the Servicer shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) the Servicer agrees in writing to pay such fees and expenses, (y) the Servicer fails to employ counsel reasonably satisfactory to the Administrative Agent in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Servicer, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Servicer; provided, however, that the Servicer shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. The Servicer shall have the sole authority to settle any claim for monetary damages and, if the Servicer chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without the Servicer’s prior written consent, which shall not be unreasonably withheld or delayed.
     Section 8.3. Increased Cost and Reduced Return. If after the date hereof, any Purchaser shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board, any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency: (i) that subjects any Purchaser to any charge or withholding on or with respect to this Agreement or a Purchaser’s obligations hereunder, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser of any amounts payable hereunder (except for Excluded Taxes or taxes excluded by Section 8.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Purchaser, or credit extended by a Purchaser pursuant to this Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Purchaser of performing its obligations hereunder, or to reduce the rate of return on a Purchaser’s capital as a consequence of its obligations hereunder, or to reduce the amount of any sum received or receivable by a Purchaser under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Purchaser, Seller shall pay to such Purchaser, such amounts charged to such Purchaser or such amounts to otherwise compensate such Purchaser for such increased cost or such reduction. Notwithstanding the foregoing, no Purchaser that is not organized under the laws of the United States of America, or a state thereof, shall be entitled to reimbursement or compensation hereunder unless and until it has delivered to Seller two (2) duly completed and signed originals of United States Internal Revenue Service Form W-8BEN or W-8ECI, as

applicable, certifying in either case that such Purchaser is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.
     Section 8.4. Other Costs and Expenses. Seller shall pay to the Administrative Agent on demand all reasonable and documented costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of external legal counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and remedies under this Agreement. Seller shall pay to the Administrative Agent and the Purchasers on demand any and all reasonable costs and out-of-pocket expenses of the Administrative Agent and the Purchasers, if any, including reasonable and documented external counsel fees and out-of-pocket expenses in connection with (i) any amendments, any waivers or the enforcement of this Agreement and the other documents delivered hereunder and (ii) any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.
ARTICLE IX.
THE ADMINISTRATIVE AGENT
     Section 9.1. Appointment.
          (a) Each Purchaser hereby irrevocably designates and appoints WFB, as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist against the Administrative Agent.
          (b) The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Purchasers, and neither of Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article IX (other than as provided in Section 9.9), except that this Article IX shall not affect any obligations which the Administrative Agent or any Purchaser may have to either of Seller Parties under the other provisions of this Agreement.
          (c) In performing its functions and duties hereunder, the Administrative Agent shall act solely as the Administrative Agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of Seller Parties or any of their respective successors and assigns.

     Section 9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     Section 9.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 9.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other agents for any recitals, statements, representations or warranties made by Seller contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent. The Administrative Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of Seller Parties. This Section 9.3 is intended solely to govern the relationship between the Administrative Agent on the one hand and the Purchasers on the other.
     Section 9.4. Reliance by the Administrative Agent and the Purchasers.
          (a) The Administrative Agent and each Purchaser shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller Parties), independent accountants and other experts selected by the Administrative Agent or such Purchaser. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of each Purchaser (except where another provision of this Agreement specifically authorizes the Administrative Agent to take action based on the instructions of either Purchaser).
          (b) Any action taken by the Administrative Agent in accordance with Section 9.4(a) shall be binding upon all Purchasers.
     Section 9.5. Notice of Amortization Events. Neither the Administrative Agent nor any Purchaser shall be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it has received notice from the Administrative Agent or another Purchaser, as applicable, or a Seller Party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that the Administrative Agent or any Purchaser receives such a notice, it shall promptly give notice thereof to the Administrative Agent and the other Purchasers, as applicable. The Administrative Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by any Purchaser.
     Section 9.6. Non-Reliance on the Administrative Agent and Other Purchasers. Each of the Purchasers expressly acknowledges that neither the Administrative Agent, nor any of the Administrative Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of Seller Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each of the Purchasers also represents and warrants to the Administrative Agent and the other Purchasers that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller Parties and made its own decision to enter into this Agreement. Each of the Purchasers also represents that it will, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of Seller Parties. Neither the Administrative Agent nor any Purchaser, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.
     Section 9.7. Indemnification of Administrative Agent. Each Purchaser agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by Seller Parties and without limiting the obligation of Seller Parties to do so), ratably in accordance with their respective Percentages or Capital, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent in its capacity as Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

     Section 9.8. Administrative Agent in its Individual Capacity. The Administrative Agent in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller Parties and their Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Investments, if any, the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Administrative Agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.
     Section 9.9. Successor Administrative Agent. The Administrative Agent, upon thirty (30) days’ notice to Seller Parties and the Purchasers, may voluntarily resign and may be removed at any time, with or without cause, by the Purchasers. If the Administrative Agent shall voluntarily resign or be removed as Administrative Agent under this Agreement, then the Purchasers during such thirty (30) day period shall appoint from among the remaining Purchasers, with the consent of Seller, a successor Administrative Agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. Upon resignation or replacement of any Administrative Agent in accordance with this Section 9.9, the retiring Administrative Agent shall execute or authorize the filing of such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article VIII and this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
     Section 9.10. UCC Filings. Each of the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Pool Assets. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article IX.
ARTICLE X.
ASSIGNMENTS; PARTICIPATIONS
     Section 10.1. Assignments. (a) Any Purchaser may at any time and from time to time, with the prior written consent of Administrative Agent, assign to one or more Eligible Assignees (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VI hereto (the “Assignment Agreement”) executed by such Assignee Purchaser and such selling Purchaser. So long as no Amortization Event shall have occurred and be continuing, the consent of Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Purchaser. Upon delivery of the executed Assignment Agreement to the Administrative Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Purchasers or the Administrative Agent shall be required. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement. Purchasers may not assign all or any part of their rights or obligations under this Agreement other than as permitted by this Section 10.1.
(b) Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank located in the United States of America, without notice to or consent of any other party hereto; provided that no such pledge or grant of a security interest shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto.
     Section 10.2. Participations. Any Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Commitment and its Investments. Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 12.1(b)(i).
     Section 10.3. Replacement of Purchaser(i). If (i) Seller becomes obligated to pay additional amounts to any Purchaser pursuant to Section 8.3, or any Purchaser gives notice of the occurrence of any circumstances described in Section 1.7, or (ii) any Purchaser does not consent to any matter requiring its consent under Section 12.1 when the Required Purchasers have otherwise consented to such matter, then Administrative Agent may within 90 days thereafter designate another bank or financial institution meeting the requirements of an Eligible Assignee (or otherwise reasonably acceptable to the Administrative Agent) (such other institution being called a “Replacement Purchaser”) to purchase the Capital of such Purchaser and such Purchaser’s rights hereunder, without recourse to or warranty by, or expense to, such Purchaser, for a purchase price equal to the outstanding Capital and Yield payable to such Purchaser plus any accrued but unpaid fees owed to such Purchaser and any other amounts payable to such

Purchaser under this Agreement, and to assume all the obligations of such Purchaser hereunder, all in compliance with Section 10.1. Upon such purchase and assumption (pursuant to an Assignment Agreement), such Purchaser shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Purchaser prior to the date of such purchase and assumption) and shall be relieved from all obligations to Seller hereunder, and the Replacement Purchaser shall succeed to the rights and obligations of such Purchaser hereunder.
ARTICLE XI.
GRANT OF SECURITY INTEREST
     Section 11.1. Grant of Security Interest. In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers a continuing security interest in all of Seller’s right, title and interest in, to and under the Pool Assets, prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids and the performance of all of Seller’s obligations under the Transaction Documents. The Administrative Agent is hereby authorized to file a financing statement naming Seller as the debtor and/or seller and describing the collateral covered thereby as “all personal property and the proceeds thereof”, “all assets and the proceeds thereof” or words of similar effect. The Administrative Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
ARTICLE XII.
MISCELLANEOUS
Section 12.1. Waivers and Amendments.
          (a) No failure or delay on the part of the Administrative Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
          (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 12.1(b). This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by the Seller, the Servicer and the Required Purchasers; provided, however, that (i) without the consent of any Purchaser, the Administrative Agent and Seller may amend this Agreement solely to add additional Persons as Purchasers hereunder; (ii) the Administrative Agent and the Purchasers may enter into amendments to modify any of the terms or provisions of Article IX of this Agreement without the consent of Seller, provided that (x) such amendment has no negative impact upon Seller or Servicer, and (y) unless an Amortization Event has occurred and is continuing, Seller shall have the right to consent to the appointment of a successor Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed and (iii) without the consent of each Purchaser directly affected thereby, (A) extend the Facility Termination Date or the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component of Yield), (C) reduce any fee payable to the Administrative Agent for the benefit of any Purchaser, (D) change the Capital of any Investment, (E) amend, modify or waive any provision of the definition of Required Purchasers or this Section 12.1(b), (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Commitment” and “Purchased Assets Coverage Percentage” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. Any modification or waiver made in accordance with this Section 12.1 shall be binding upon each of the parties hereto.
     Section 12.2. Notices. Except as provided in this Section 12.2, all communications and notices provided for hereunder shall be in writing (including email, bank wire, telecopy or electronic mail or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy or email, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 12.2. Seller hereby authorizes the Purchasers to effect Purchases and Yield Rate selections based on telephonic notices made by any Person whom the Administrative Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an Authorized Officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.
     Section 12.3. Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 8.3 or 8.4) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     Section 12.4. Protection of Ownership and Security Interests.
          (a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the Administrative Agent’s (on behalf of the Purchasers) ownership of or security interest in the Pool Assets, or to enable the Administrative Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.
          (b) If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 8.4. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables, including, financing statements describing as the collateral covered thereby “all of debtor’s personal property or assets” or words to that effect, not withstanding that such wording may be broader in scope than the Receivables described in this Agreement and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 12.5. Confidentiality.
          (a) Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letters and the other nonpublic, confidential or proprietary information with respect to the Originators, the Seller, the Performance Guarantor, the Administrative Agent, the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its directors, officers and employees may disclose such information (i) to such party’s external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons and (ii) as required by any applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party (including, without limitation, the filing of this Agreement with the SEC as an exhibit to an annual or quarterly report under the Securities Exchange Act of 1934); and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.
          (b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it and any Originator (i) to the Administrative Agent and each of the Purchasers, (ii) to any prospective or actual assignee or participant of the Administrative Agent or any of the Purchasers, and (iii) to any rating agency, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and, in the case of a Person described in clause (ii) above, agrees to be bound by the provisions of this Section 12.5. In addition, the Administrative Agent and the Purchasers may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) although each of them shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.
     Section 12.6. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent or any Purchaser, no claim may be made by any Seller Party or any other Person against the Administrative Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     Section 12.7. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S SECURITY INTEREST IN THE COLLATERAL OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE

GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     Section 12.8. CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE ADMINISTRATIVE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.
     Section 12.9. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
     Section 12.10. Integration; Binding Effect; Survival of Terms.
          (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article VIII, and Sections 12.6 through and including 12.9 shall be continuing and shall survive any termination of this Agreement.

     Section 12.11. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
     Section 12.12. PATRIOT Act. Each Purchaser that is subject to the requirements of the Act hereby notifies Seller and the Servicer that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Seller Parties, the Originators and their respective Subsidiaries, which information includes the name and address of Seller, the Originators their respective Subsidiaries and other information that will allow such Purchasers to identify such parties in accordance with the Act.
     Section 12.13. Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Seller Party contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, member, manager, employee or director of any Seller Party by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Seller Parties contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Seller Parties, and that no personal liability whatsoever shall attach to or be incurred by the Seller Parties or any incorporator, stockholder, affiliate, officer, partner, member, manager, employee or director thereof under or by reason of any of the obligations, covenants or agreements of the Seller Parties contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom. By way of clarification, the foregoing sentence shall not limit recourse to any Seller Party for its respective obligations under this Agreement.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CMC RECEIVABLES, INC., as Seller

By:	/s/ Louis A. Federle
Name:	Louis A. Federle
Title:	Treasurer

Address for Notices:
6565 N. MacArthur Blvd., Suite 800
Irving, TX 75039
Attn:	VP and Treasurer
Email:	louis.federle@cmc.com
Phone:	(214) 689-4370
Fax:	(214) 932-7960
Receivables Purchase Agreement — Signature Page

COMMERCIAL METALS COMPANY, as the Servicer

By:	/s/ Murray R. McClean
Name:	Murray R. McClean
Title:	President, Chief Executive Officer and
Chairman of the Board of Directors

Address for Notices:
6565 N. MacArthur Blvd., Suite 800
Irving, TX 75039
Attn:	VP and Treasurer
Email:	louis.federle@cmc.com
Phone:	(214) 689-4370
Fax:	(214) 932-7960
Receivables Purchase Agreement — Signature Page

WELLS FARGO BANK, N.A.,
individually as a Purchaser and as Administrative Agent

By:	/s/ Eero Maki
Name:	Eero Maki
Title:	Senior Vice President

Address for Notices:
Wells Fargo Bank, N.A.
6 Concourse Parkway, Suite 1450
Atlanta, GA 30328
Attention:	Eero Maki
Email:	rsgglobal@wachovia.com
Phone:	(404) 732-0821
Fax:	(404) 732-0801
Receivables Purchase Agreement — Signature Page

EXHIBIT I
DEFINITIONS
          Capitalized terms used and not otherwise defined herein, are used with the meanings attributed thereto in Agreement or, if not defined therein, in the Sale Agreement.
          Except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person (other than the Seller) shall be deemed to include such Person’s successors and assigns, and (ii) to any law, agreement, statute or contract specifically defined or referred to in this Agreement shall be deemed references to such law, agreement, statute or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof. The words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and references to “Article,” “Section,” “paragraph,” “Exhibit,” “Schedule” and “Appendix” are references to this Agreement unless otherwise specified. Whenever the context so requires, words importing any gender include the other gender. Any of the defined terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference; the singular includes the plural and the plural includes the singular. The word “or” shall not be exclusive.
          All accounting terms not otherwise defined in this Agreement shall have the meanings assigned them in conformity with GAAP. All terms used in Article 9 of the UCC and not specifically defined in this Agreement shall be defined herein and in the Transaction Documents as such terms are defined in the UCC as in effect in the State of New York. Each reference to this Agreement, any other Transaction Document, or any other agreement shall be a reference to such agreement together with all exhibits, schedules, attachments and appendices thereto, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof. References to “writing” include telecopying, printing, typing, lithography and other means of reproducing words in a tangible visible form including computer generated information accessible in tangible visible form. References to “written” include faxed, printed, typed, lithographed and other means of reproducing words or symbols in a tangible visible form consistent with the preceding sentence. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. For purposes of determining any ratio or making financial calculations hereunder that include a reference to one or more months in such determination, such reference shall be deemed a reference to a Fiscal Month.
          Unless otherwise expressly provided herein, any period of time ending on a day which is not a Business Day shall end on the next succeeding Business Day. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
Exhibit I — Page 1

          In addition, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Act” has the meaning specified in Section 3.1(y).
          “Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.
          “Adverse Claim” means a Lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
          “Administrative Agent” has the meaning set forth in the preamble to this Agreement.
          “Administrative Agent’s Account” means account no.                     , account name: Wells Fargo Bank, N.A., ABA No.                     , Reference: CMC Receivables, Inc., Swift                     , or any other account or accounts as the Administrative Agent may indicate from time to time.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by Contract or otherwise.
          “Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Investments outstanding on such date.
          “Aggregate Reduction” has the meaning specified in Section 2.1.
          “Aggregate Unpaids” means, at any time, the sum of the Aggregate Capital and all Required Amounts.
          “Agreement” means this Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate, plus (b) the Applicable Margin. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.
          “Amortization Date” means the earliest to occur of (a) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 7.1(g), (b) the
Exhibit I — Page 2

Business Day specified in a written notice from the Administrative Agent or any Purchaser following the occurrence and during continuation of any other Amortization Event, and (c) the date which is five (5) Business Days after the Administrative Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.
          “Amortization Event” has the meaning specified in Section 7.1.
          “Applicable Margin” has the meaning set forth in the Fee Letter.
          “Assignee Purchaser” has the meaning set forth in Section 10.1.
          “Assignment Agreement” has the meaning set forth in Section 10.1.
          “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
          “Authorized Officer” means, with respect to any Person, its chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller.
          “Business Day” means any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.
          “Calculation Period” means a Fiscal Month.
          “Capital” means, with respect to any Purchaser, the aggregate amount paid to (or for the benefit of) the Seller in respect of Investments by such Purchaser (including, without limitation, pursuant to Section 1.4(f)), as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 2.1(d) of the Agreement; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
          “Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or hereafter issued.
          “Capital Settlement Date” means the next Business Day after any Settlement Report revealing an Investment Excess is delivered.
Exhibit I — Page 3

          “Capital Lease” means, as of any date, any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.
          “Capitalized Rentals” means, for any Person and as of any date of any determination, the amount at which the aggregate Rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.
          “Cash Purchase Price” has the meaning specified in Section 1.2(a).
          “Change of Control” means:
          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the Voting Stock of such Person;
          (b) during any period of 12 consecutive calendar months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);
          (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise (including, without limitation, through the acquisition of securities convertible into Voting Stock of CMC), or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of CMC;
          (e) any Material Originator ceases to be a wholly-owned Subsidiary of CMC; or
Exhibit I — Page 4

          (f) CMC ceases to own directly at least 99% of the outstanding Voting Stock of Seller.
          “Charged-Off Receivable” means a Receivable: (a) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.1(g) (as if references to Seller Party therein refer to such Obligor); (b) as to which the Obligor thereof, if a natural person, is deceased, (c) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, or (d) which has been identified by Seller as uncollectible.
          “Closing Date” means April 5, 2011.
          “CMC” has the meaning set forth in the preamble to this Agreement.
          “Collection Notice” means, with respect to a Lock-Box Agreement, a notice given by the Administrative Agent to the related Lock-Box Bank in substantially the form attached to such Lock-Box Agreement or otherwise pursuant to which the Administrative Agent exercises its right to direct the disposition of funds on deposit in the Lock-Box Account in accordance with such Lock-Box Agreement.
          “Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.
          “Commitment” means, for each Purchaser, the maximum aggregate amount which such Purchaser is obligated to pay hereunder on account of all Investments in an amount not to exceed in the aggregate, the amount set forth opposite such Purchaser’s name on Schedule A to this Agreement or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in accordance with the terms hereof.
          “Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have a non-credit-enhanced, senior unsecured long-term debt rating currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent short term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

			S&P Rating	Moody’s
			Long-Term	Long-Term
			Rating (if no	Rating (if no
		Moody’s	short-term	short-term	Allowable % of
Concentration	S&P Short-	Short-Term	rating is	rating is	Eligible
Limit Level	Term Rating	Rating	available)	available)	Receivables
1	A-1+	P-1	AA or better	Aa or better	12.5%
2	A-1	P-1	> A	> A2	10%
3	A-2	P-2	> BBB	> Baa2	8%
Exhibit I — Page 5

			S&P Rating	Moody’s
			Long-Term	Long-Term
			Rating (if no	Rating (if no
		Moody’s	short-term	short-term	Allowable % of
Concentration	S&P Short-	Short-Term	rating is	rating is	Eligible
Limit Level	Term Rating	Rating	available)	available)	Receivables
4	A-3	P-3	BBB-	Baa3	6%
5	Below A-3 or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	Below BBB- or Not Rated by either S&P or Moody’s	Below Baa3 or Not Rated by either S&P or Moody’s	4%
; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the higher of the two, (ii) if any Obligor is not rated by either S&P or Moody’s, the applicable Concentration Limit shall be the one set forth in the last line of the table above, (iii) if any Obligor does not have any rating, concentration limit level 5 shall apply and (iv) subject to the Purchasers’ sole discretion and/or an increase in the Required Reserve Factor Floor, upon Seller’s request from time to time, the Purchasers may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by any Purchaser upon not less than five (5) Business Days’ written notice to Seller and the Administrative Agent.
          “Consolidated EBITDA” means Consolidated Net Income plus, without duplication and to the extent deducted in determining Consolidated Net Income, (a) interest expense, (b) income taxes, and (c) depreciation and amortization expense, which will include any non-recurring, non-cash write-offs, impairments, or other charges on any asset that otherwise in the normal course would have been depreciated or amortized over its useful life including any write-off of good will, in each case of the Performance Guarantor and its Subsidiaries and computed on a consolidated basis and in accordance with GAAP.
          “Consolidated Funded Debt” means all Funded Debt of the Performance Guarantor and its consolidated Subsidiaries, determined on a consolidated basis and eliminating intercompany items.
          “Consolidated Interest Expense” means interest expense of the Performance Guarantor and its consolidated Subsidiaries, computed on a consolidated basis and in accordance with GAAP.
          “Consolidated Net Income” means, for any period, for the Performance Guarantor and its consolidated Subsidiaries computed on a consolidated basis in accordance with GAAP, the net income of the Performance Guarantor and its Subsidiaries.
          “Consolidated Tangible Net Worth” means the total shareholders’ equity of the Performance Guarantor and its consolidated Subsidiaries, calculated in accordance with GAAP and reflected on the most recent balance sheet of the Performance Guarantor, minus Intangible Assets.
          “Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.
Exhibit I — Page 6

          “Contract Year” means each period beginning on the Closing Date or any anniversary thereof prior to the Final Payout Date and ending on March 30 of the succeeding year.
          “Controlled Group” means the Purchaser, the Guarantors (as defined in the Senior Credit Agreement) and any Person that for purposes of Title IV of ERISA is a member of the controlled group of or under common control (within the meaning of Section 414 of the Internal Revenue Code) with the Purchaser or any such Guarantor.
          “Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.
          “Cut-Off Date” means for any Monthly Report or monthly computation, the last day of each Calculation Period, and for any Interim Report or related computation, the last day of the period covered by such Interim Report, as applicable.
          “Days Sales Outstanding” means, as of any day, an amount equal to the product of (a) 91, multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.
          “Debt to Capitalization Ratio” means, as of any date of determination, for the Performance Guarantor and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Debt as of such date to (b) Total Capitalization as of such date.
          “Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection of a Receivable if any Dilution occurs with respect to such Receivable. The amount of the Collection which Seller shall be deemed to have received shall equal, in the case of clauses (a)-(d) of the definition of “Dilution,” the amount by which the Outstanding Balance of such Receivable was reduced as a result thereof and, in the case of clause (e) of the definition of “Dilution,” the Outstanding Balance of such Receivable.
          “Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators during the last three months ending on such Cut-Off Date (or such other period as the Administrative Agent may determine based on a Review), by (ii) the Net Pool Balance as of such Cut-off Date.
          “Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the total amount of Receivables, which became Defaulted Receivables during the month that includes such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the month occurring three months prior to the month ending on such Cut-Off Date.
Exhibit I — Page 7

          “Defaulted Receivable” means a Receivable: (a) as to which the obligor thereof has suffered an event of bankruptcy; (b) which, consistent with the Credit and Collection Policy, should be written off as uncollectible; or (c) as to which any payment, or part thereof, remains unpaid for more than 60 days past due.
          “Deferred Purchase Price” has the meaning specified in Section 1.4(c).
          “Delinquency Ratio” means, at any time, a percentage equal to (a) the aggregate outstanding principal balance of all Receivables that were Delinquent Receivables at such time divided by (b) the aggregate outstanding principal balance of all Receivables at such time.
          “Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days or more from the due date.
          “Dilution” means the amount of any reduction or cancellation of the outstanding principal balance of a Receivable due to (a) any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof (other than as a result of any Collections), or as a result of any governmental or regulatory action, (b) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (c) any warranty claim, rebate or refund, (d) any misstatement of the amount thereof, or (e) any misrepresentation.
          “Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the aggregate sales generated by the Originators during the month ending on such Cut-Off Date plus 50% of the aggregate sales generated by the Originators during the month which is one month prior to the month ending on such Cut-Off Date, by (b) the Net Pool Balance as of such Cut-Off Date, or, in each case, a longer period if it is determined during the most recently completed field examination that the average lag between the issuance of credit memoranda and the date of the related invoice is longer than 45 days.
          “Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of decreases in outstanding principal balances due to Dilution during the month ending on such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the month ending two months prior to the month ending on such Cut-Off Date.
          “Dilution Reserve” means, for any month, the product (expressed as a percentage) of: (a) the sum of (i) 2.00 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.
          “Dilution Volatility Component” means, at any time, the product (expressed as a percentage) of (i) the difference between (a) the highest monthly rolling average Dilution Ratio over the 12 month period then most recently ended and (b) the Adjusted Dilution Ratio, and (ii) a
Exhibit I — Page 8

fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.
          “Dominion Date” has the meaning specified in Section 6.2(b).
          “Eligible Assignee” means any bank or other financial institution organized under the laws of the United States or a political subdivision thereof having a combined capital and surplus of at least $250,000,000.
          “Eligible Receivable” means a Receivable:
          (a) the Obligor of which (i) is not an Affiliate of any Originator or Performance Guarantor; or (ii) is not a government or a governmental subdivision or agency (unless the Assignment of Claims Act of 1940, as amended, has been complied with),
          (b) which is not a Delinquent Receivable or Defaulted Receivable or owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,
          (c) which by its terms is due and payable within 65 days of the original billing date therefor, or such later date as my be reasonably agreed to by the Purchasers,
          (d) which is an “account” or a “payment intangible” as defined in section 9-102 of the UCC of all applicable jurisdictions,
          (e) which is not a Foreign Receivable and is denominated and payable only in United States dollars in the United States,
          (f) which arises under a Contract, invoice or other written contractual obligation which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms,
          (g) which arises under a Contract, invoice or other written contractual obligation that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,
          (h) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,
          (i) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,
Exhibit I — Page 9

          (j) which was generated in the ordinary course of the applicable Originator’s business,
          (k) which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person that is not an Originator (in whole or in part),
          (l) which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violation of usury laws) or any other Adverse Claim of the applicable Obligor against the applicable Originator (i.e., the Obligor with the right, claim or defense has such right claim or defense directly against the Originator rather than against an affiliate of such Originator), and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which gave rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective, rejected or returned goods in accordance with the terms of the Contract); provided, however, that (1) if such rescission, set-off, counterclaim, defense or repurchase right affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected (i.e., the amount of the outstanding claim or the amount the Obligor is entitled to set-off against the applicable Originator based on the amount which such Originator owes the applicable Obligor) would be netted against the applicable Receivable, but the excess of the Receivable over such outstanding claim or set-off would be included as an Eligible Receivable) and (2) Receivables of any Obligor which has any accounts payable from the applicable Originator (thus giving rise to a potential offset against such Obligor’s Receivables) may be treated as Eligible Receivable to the extent that such Obligor has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent, that such Receivable shall not be subject to such offset,
          (m) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,
          (n) as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly or indirectly to Seller pursuant to the Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim (other than pursuant to the Transaction Documents), and
          (o) is required to be paid into a Lock-Box or Lock-Box Account that is the subject to a Lock-Box Agreement.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.
Exhibit I — Page 10

          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Performance Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Performance Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Performance Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Performance Guarantor or any ERISA Affiliate.
          “Excess Availability” means, on any date of determination, the excess, if any, over the Aggregate Capital outstanding, of the difference between the Net Pool Balance and the Required Reserves as of the date of the most recent Settlement Report.
          “Excluded Taxes” means (i) taxes imposed on or measured by any Purchaser’s overall net income, capital or overall net profits by the jurisdiction under which such Purchaser is organized or otherwise resident for tax purposes, and (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Purchaser is resident for tax purposes.
          “Facility Termination Date” means the earlier of (i) March 29, 2013, and (ii) the Amortization Date.
          “Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York City time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
Exhibit I — Page 11

          “Fee Letter” means that certain Fee Letter dated as of April 5, 2011 by and among Seller, the Administrative Agent and the Purchasers, as the same may be amended, restated or otherwise modified from time to time.
          “Fees” means, collectively, any fees payable pursuant to the Fee Letter.
          “Final Payout Date” means the date on or after the Facility Termination Date on which (i) the Purchase Limit and all Commitments have been reduced to zero ($0), and (ii) all Aggregate Unpaids have been paid in full.
          “Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
          “Fiscal Month” means one of the three fiscal periods in a Fiscal Quarter each of which is approximately one month in duration.
          “Fiscal Quarter” means one of one of the four fiscal periods in a Fiscal Year each of which is approximately three months in duration.
          “Fiscal Year” means any period of twelve consecutive calendar months ending on August 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2010 Fiscal Year”) refer to the Fiscal Year ending on August 31 of such calendar year.
          “Foreign Receivable” means any Receivable the Obligor of which is not organized under the laws of the United States or any political subdivision thereof.
          “Funded Debt” of any Person means, as of the date of determination and without duplication (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of plant, property and equipment, (b) all Capitalized Rentals of such Person, and (c) all Guaranties by such Person of Funded Debt of others; provided, however, at such time, if any, that any obligations outstanding under this Agreement or any other receivables facility of such Person is classified as Indebtedness for borrowed money to be disclosed on a financial statement of such Person pursuant to GAAP, such amount outstanding under this Agreement or any other receivables facility shall, without duplication, be included as Funded Debt of such Person.
          “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of pr pertaining to government.
          “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any
Exhibit I — Page 12

Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Performance Guarantor:
          (a) which is of a “going concern” or similar nature;
          (b) which relates to the limited scope of examination of matters relevant to such financial statement;
          (c) which relates to the treatment or classification of any item in such financial statement and which, if adjusted in the manner deemed appropriate by the Performance Guarantor’s independent public accountants, would have the effect of causing an Amortization Event.
          “Incremental Investment” means an Investment that increases the total outstanding Aggregate Capital hereunder.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
Exhibit I — Page 13

          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
          (c) net obligations of such Person under any Swap Contract;
          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) Capital Leases and Synthetic Lease Obligations;
          (g) obligations in respect of Redeemable Stock of such Person;
          (h) any amounts outstanding under this Agreement or any other receivables facility; and
          (i) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar limited liability entity) in which such Person is a general partner or a joint venturer and for whose Indebtedness such Person is directly or indirectly liable, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
          “Independent Director” means a director of Seller who (a) shall not have been at the time of such Person’s appointment or at any time during the preceding five years and shall not be as long as such person is a director of Seller (i) a director, officer, employee, partner, shareholder, member, manager or affiliate of any of the following persons (collectively, the “Independent Parties”): the Performance Guarantor, the Servicer, any Originator, or any of their respective Subsidiaries or Affiliates (other than Seller or another special purpose entity which is a Subsidiary or Affiliate of the Performance Guarantor or an Originator), (ii) a supplier to any of the Independent Parties or Seller, (iii) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding membership or other equity interests of the Seller, any Originator, the Performance Guarantor or any of their respective Subsidiaries or Affiliates, having general voting rights, (iv) a Person controlling or under common control with any director, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties or Seller, or (v) a member of the immediate family of any director, officer,
Exhibit I — Page 14

employee, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties or Seller; and (b) has not less than three (3) years experience in serving as an independent director or independent manager for special purpose vehicles engaged in securitization and/or structured financing transactions. To the fullest extent permitted by applicable law, including the General Corporations Law of the State of Delaware as in effect from time to time, the Independent Director’s fiduciary duty in respect of any decision on any matter requiring the unanimous vote of Seller’s directors (including the Independent Director) shall be to Seller and its creditors rather than solely to Seller’s shareholders. In furtherance of the foregoing, when voting on matters subject to the vote of the directors, including any matter requiring the unanimous vote of Seller’s directors (including the Independent Director), notwithstanding that Seller is not then insolvent, the Independent Director shall take into account the interests of the creditors of Seller as well as the interests of Seller.
          “Intangible Assets” means as of the date of any determination thereof the total amount of all goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organizational expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance, prepaid taxes, and supplies, spare parts, and other Tangible Assets which are treated as deferred assets on the books of the Performance Guarantor), the excess of cost of shares acquired over book value of related assets , and such other assets of the Performance Guarantor and its consolidated Subsidiaries as are properly classified as “Intangible Assets” in accordance with GAAP.
          “Interest Coverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the then-most recently concluded period of four consecutive fiscal quarters.
          “Interim Report” means a report in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and the Purchasers pursuant to Section 6.6.
          “Interim Reporting Date” means any Business Day (other than a Monthly Reporting Date) specified by the Administrative Agent upon reasonable prior notice to Seller Parties (i) upon the occurrence and during the continuance of an Amortization Event and (ii) if deemed necessary or advisable in the reasonable judgment of the Administrative Agent following an adverse change in financial condition or circumstances of the Performance Guarantor.
          “Investment” has the meaning set forth in Section 1.1(a).
          “Investment Date” means the date on which an Investment or a Reinvestment is made pursuant to this Agreement.
          “Investment Excess” means, on any Business Day, that (a) the Aggregate Capital outstanding hereunder exceeds the Purchase Limit, or (b) the Purchased Assets Coverage Percentage shall exceed 100%.
Exhibit I — Page 15

          “Investment Notice” has the meaning set forth in Section 1.2.
          “Investment Price” means, for any Investment, the sum of the Cash Purchase Price therefor (if any) plus the Deferred Purchase Price therefor.
          “IRS” means the United States Internal Revenue Service.
          “LIBOR Market Index Rate” means, for any day, (i) the three-month Eurodollar Rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes or (ii) if such rate is not so published or otherwise established for any such day, the Alternate Base Rate.
          “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever.
          “LMIR” means, on any date of determination, a rate per annum equal to the sum of (a) the LIBOR Market Index Rate plus (b) the Applicable Margin.
          “Lock-Box” means each locked postal box with respect to which a bank who has executed a Lock-Box Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.
          “Lock-Box Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.
          “Lock-Box Agreement” means an agreement among Seller, the Administrative Agent and a Lock-Box Bank perfecting the Administrative Agent’s security interest in one or more Lock-Box Accounts.
          “Lock-Box Bank” means, at any time, any of the banks holding one or more Lock-Box Accounts.
          “Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.00, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.
          “Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of (i) Seller, (ii) Performance Guarantor and its Subsidiaries, taken as a whole, or (iii) any Originator, (b) the ability of any Seller Party to perform its obligations under
Exhibit I — Page 16

this Agreement or the Sale Agreement or the ability of Performance Guarantor to perform its obligations under the Performance Undertaking, (c) the legality, validity or enforceability of this Agreement or any other Transaction Document, (d) the Administrative Agent’s or any Purchaser’s interest in any material portion of the Receivables, the Related Security or the Collections with respect thereto, or (e) the collectability of any material portion of the Receivables.
          “Material Indebtedness” means Indebtedness in excess of $10,000,000 in aggregate principal amount.
          “Material Originator” means any Originator originating more than 10% of the Receivables during any twelve months period.
          “Material Subsidiary” has the meaning set forth in the Senior Credit Agreement as of the date hereof.
          “Monthly Payment Date” means the fifth Business Day of each Calculation Period.
          “Monthly Report” means a report in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and the Purchasers pursuant to Section 6.6.
          “Monthly Reporting Date” means the 15th day of each month hereafter (or, if any such day is not a Business Day, the next succeeding Business Day thereafter).
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Performance Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit or Special Concentration Limit for such category.
          “Non Rated Obligor” shall mean any Obligor rated below A-3 or P-3 or which is not rated by either S&P or Moody’s, respectively.
          “Obligor” means a Person obligated to make payments pursuant to a Contract.
          “Organic Document” means, relative to any Person, its certificate or articles of incorporation or formation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share
Exhibit I — Page 17

designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Securities.
      “Originator” has the meaning provided in the Sale Agreement. For the avoidance of doubt, a Person that ceases to be an “Originator” in accordance with the Transaction Documents shall cease to constitute an Originator for all purposes of the Transaction Documents.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 10.2.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “Plan” as such term is defined in the Senior Credit Agreement as of the date hereof.

“Percentage” means, as to any Purchaser, the ratio (expressed as a percentage) of its Commitment to the aggregate of all Commitments.

“Performance Guarantor” means CMC.
      “Performance Undertaking” means a performance undertaking in the form of Exhibit X hereto, duly executed by the Performance Guarantor in favor of Seller.
      “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
      “Pool Assets” has the meaning set forth in Section 1.3(a).
      “Portion of Capital” means, with respect to any Purchaser and its Capital, any separate portion of such Capital being funded or maintained by such Purchaser (or its successors or permitted assigns) by reference to a particular interest rate basis. In addition, at any time when such Capital is not divided into two or more such portions, “Portion of Capital” means 100% of such Capital.
      “Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.
      “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by WFB (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
Exhibit I — Page 18

          “Proposed Reduction Date” has the meaning specified in Section 2.1(f).
          “Purchase” each Incremental Investment and each Reinvestment.
          “Purchase Limit” means $100,000,000, as such amount may be changed from time to time pursuant to Section 1.1(b) or Section 1.4(f) of the Agreement.
          “Purchased Assets” has the meaning set forth in Section 1.3(b).
          “Purchased Assets Coverage Percentage” means, at any time and subject to Section 1.5 of the Agreement, the percentage computed as:

Aggregate Capital + Required Reserve Net Pool Balance
The Purchased Assets Coverage Percentage shall be determined from time to time in accordance with Section 1.5 of the Agreement.
          “Purchaser” has the meaning set forth in the preamble to this Agreement and shall include their respective successors and permitted assigns.
          “Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction Documents) to an Originator, whether constituting an account, chattel paper, an instrument or a general intangible, arising from the sale of goods or provision of services by a division of such Originator listed on Schedule C hereto and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.
          “Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
          “Redeemable Stock” means any Capital Securities of the Performance Guarantor or any of its Subsidiaries which prior to the Facility Termination Date is or may be (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.
          “Reduction Notice” has the meaning set forth in Section 2.1(f).
          “Reinvestment” has the meaning set forth in Section 1.4(b).
          “Related Security” means, with respect to any Receivable:
     (i) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,
Exhibit I — Page 19

     (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the invoice related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
     (iii) all guaranties, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the invoice related to such Receivable or otherwise,
     (iv) all Records related to such Receivables, and
     (v) all proceeds of any of the foregoing.
When used in this Agreement, the term “Related Security” shall also include all right, title and interest of Seller in, to and under the Sale Agreement and the Performance Undertaking, and the proceeds of the foregoing.
          “Rentals” means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Performance Guarantor or a Material Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Performance Guarantor or a Material Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
          “Required Amounts” means, on any date of determination, collectively, the sum of (a) any Investment Excess that then exists, plus (b) all accrued and unpaid Yield and Fees, the Indemnified Amounts, the Servicer Indemnified Amounts, any Investment Excess and any and all other amounts (other than Aggregate Capital) payable to the Administrative Agent or the Purchasers under the Transaction Documents.
          “Required Purchasers” means Purchasers with Commitments in excess of 66 2/3% of the aggregate Commitment.
          “Required Reserve” means, on any day during a month, the product of (a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.
          “Required Reserve Factor Floor” means, for any month, the sum (expressed as a percentage) of (a) 16% plus (b) the product of the Adjusted Dilution Ratio and the Dilution
Exhibit I — Page 20

Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date, plus (c) the Yield Reserve, plus (d) the Servicing Reserve.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any share of stock of any class of Seller now or hereafter outstanding, except a dividend payable solely in shares of Seller of that class or any junior class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any membership interest of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).
          “Review” shall have the meaning specified in Section 5.1(d) of this Agreement.
          “Sale Agreement” means that certain Receivables Sale Agreement, dated as of April 5, 2011, by and between the Originators, as sellers, and CMC Receivables, Inc., as buyer, as the same may be amended, restated or otherwise modified from time to time.
          “S&P” means Standard & Poor’s, a Standard & Poor’s Business Services LLC business.
          “SEC” means the Securities and Exchange Commission.
          “Seller” has the meaning set forth in the preamble to this Agreement.
          “Seller Parties” means, collectively, (a) Seller, and (b) at any time that CMC is acting as the Servicer or the Performance Guarantor, CMC.
          “Senior Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated November 24, 2009, among CMC, as borrower, each lender from time to time party hereto, and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer.
          “Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VI to service, administer and collect Receivables.
          “Servicing Fee” has the meaning set forth in Section 6.7.
          “Servicing Reserve” means, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.
Exhibit I — Page 21

          “Settlement Date” means either a Monthly Payment Date or a Capital Settlement Date.
          “Settlement Report” means a Monthly Report or an Interim Report.
          “Subordinated Loan” means each loan or advance evidenced by a Subordinated Note.
          “Subordinated Note” means each “Note” under and as defined in the Sale Agreement.
          “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of CMC.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a lender under the Senior Credit Agreement or any Affiliate of such lender).
Exhibit I — Page 22

          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Tangible Assets” means as of the date of any determination thereof the total amount of all assets of the Performance Guarantor and its consolidated Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangible Assets.
          “Termination Day” means: (a) each day on which the conditions set forth in Article IV of this Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.
          “Total Capitalization” means, as of any date of determination, for the Performance Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Tangible Net Worth as of such date and (b) Consolidated Funded Debt as of such date.
          “Transaction Documents” means, collectively, this Agreement, each Investment Notice, the Sale Agreement, each Lock-Box Agreement, the Fee Letter, any Subordinated Note issued pursuant to the Sale Agreement, and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          “Voting Stock” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
          “WFB” has the meaning set forth in the preamble to this Agreement.
          “Yield” means for each day for each Purchaser, an amount equal to the product of the applicable Yield Rate multiplied by the Capital of such Purchaser, annualized on a 360-day basis.
          “Yield Rate” means, on any day, a rate per annum equal to the LMIR (or, if the LMIR is not available to the applicable Purchaser, the Alternate Base Rate).
          “Yield Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off
Exhibit I — Page 23

Date times (iii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.
Exhibit I — Page 24

EXHIBIT II-A
FORM OF INVESTMENT NOTICE
[Date]

To:	Wells Fargo Bank, N.A. _______________________ _______________________
Re: INVESTMENT NOTICE
Ladies and Gentlemen:
Reference is hereby made to the Receivables Purchase Agreement dated as of April 5, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among CMC Receivables, Inc. (“Seller”), Commercial Metals Company, as initial Servicer, the purchasers from time to time party thereto (the “Purchasers”), and Wells Fargo Bank, N.A., as Administrative Agent for the Purchasers. Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.
     This letter constitutes an Investment Notice pursuant to Section 1.2 of the Receivables Purchase Agreement. Seller requests that the Purchasers make an Investment in a pool of receivables on _____________, [201_], for an Investment Price of $___________ with a Cash Purchase Price of$_________. Subsequent to this Investment, the Aggregate Capital will be $______________.
Please credit the Cash Purchase Price in immediately available funds to the following account:
[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. no. ( ) ___________.
In connection with the Incremental Investment to be made on the above-specified Investment Date, Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Investment Date (before and after giving effect to the proposed Incremental Investment):
     (ii) the representations and warranties set forth in Article III of the Receivables Purchase Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;
     (iii) no event has occurred and is continuing, or would result from the proposed Incremental Investment, that will constitute an Amortization Event or a Potential Amortization Event;
Exhibit II-A — Page 1

     (iv) the Aggregate Capital after giving effect to the Investment requested hereby, will not exceed the Purchase Limit;
     (v) after giving effect to the Investment requested hereby, the Purchased Assets Coverage Percentage shall not exceed 100%; and
     (vi) the Facility Termination Date has not occurred.
Very truly yours,
CMC RECEIVABLES, INC.
By: _____________________
Name:
Title:
Exhibit II-A — Page 2

EXHIBIT II-B
FORM OF REDUCTION NOTICE
[Date]

To:	Wells Fargo Bank, N.A. _______________________ _______________________
Re: REDUCTION NOTICE
Ladies and Gentlemen:
Reference is hereby made to the Receivables Purchase Agreement dated as of April 5, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among CMC Receivables, Inc. (“Seller”), Commercial Metals Company, as initial Servicer, the purchasers from time to time party thereto (the “Purchasers”), and Wells Fargo Bank, N.A., as Administrative Agent for the Purchasers. Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.
     This letter constitutes a Reduction Notice pursuant to Section 2.1(f)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the Aggregate Capital on __________________________, 201_ by $_________________ (the “Aggregate Reduction”). Subsequent to this Aggregate Reduction, the Aggregate Capital will be $_________________.
Very truly yours,
CMC RECEIVABLES, INC.
By: _____________________
Name:
Title:
Exhibit II-B — Page 1

EXHIBIT III
SELLER’S CHIEF EXECUTIVE OFFICE, PRINCIPAL PLACE OF BUSINESS, RECORDS
LOCATIONS, FEDERAL TAXPAYER ID NUMBER AND ORGANIZATIONAL ID
NUMBER

Name of Seller	State of
Address of Chief	Incorporation
Executive Office and	Organization	Federal Employee
Location of Records	Number	Identification Number
CMC Receivables, Inc.
6565 N. MacArthur Blvd.
Suite 1036	Delaware
Irving, TX 75039	#3404428
Exhibit III

EXHIBIT IV
LOCK-BOXES AND LOCK-BOX ACCOUNTS

Lock-Box Bank Name and		Corresponding Account
Address	Post Office Box Address	Number
Bank of New York Mellon	Department 1045
500 Ross Street, Room 1380	P. O. Box 891045
Pittsburg, PA 15262	Dallas, TX 75312-1045

Bank of New York Mellon	Department 1090
500 Ross Street, Room 1380	P. O. Box 891090
Pittsburg, PA 15262	Dallas, TX 75312-1090

Bank of New York Mellon	Department 1200
500 Ross Street, Room 1380	P. O. Box 891200
Pittsburg, PA 15262	Dallas, TX 75312-1200

Bank of New York Mellon	Department 1054
500 Ross Street, Room 1380	P. O. Box 891054
Pittsburg, PA 15262	Dallas, TX 75312-1054
Exhibit IV

EXHIBIT V
FORM OF COMPLIANCE CERTIFICATE
To: Each of the Purchasers and Wells Fargo Bank, N.A., as Administrative Agent This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of April 5, 2011 (as amended, restated or otherwise modified from time to time, the “Agreement”), among CMC Receivables, Inc. (“Seller”), Commercial Metals Company (the “Servicer”), and the Purchasers from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent. Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
     (A) I am the duly elected _________________ of [Seller/Servicer].
     (B) I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of [Seller/Servicer and its Subsidiaries] during the accounting period covered by the attached financial statements.
     (C) To the best of my knowledge, no event has occurred which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, [during or at the end of the accounting period covered by the attached financial statements or]1 as of the date of this Certificate, except as set forth in paragraph (D) below.
     (D) Described below are the exceptions, if any, to paragraph (C) by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [Seller/Servicer] has taken, is taking, or proposes to take with respect to each such condition or event: ___________________________
The foregoing certifications, together with the financial statements delivered with this Certificate, are made and delivered this ___ day of ______________, 201__.

[Name]
On behalf of [Seller/Servicer], in [his/her] capacity as [title] thereof.

[1]	NOT APPLICABLE TO COMPLIANCE CERTIFICATE DELIVERED PRIOR TO INITIAL PURCHASE.
Exhibit V

EXHIBIT VI
[FORM OF] ASSIGNMENT AGREEMENT
This ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the ___ day of ____________, ____, by and between _____________________ (“Assignor”) and __________________ (“Assignee”).
PRELIMINARY STATEMENTS
     (1) This Assignment Agreement is being executed and delivered in accordance with Section 10.1 of that certain Receivables Purchase Agreement dated as of April 5, 2011 (as amended, restated or otherwise modified from time to time, the “Purchase Agreement”), among CMC Receivables, Inc. (“Seller”), Commercial Metals Company, as initial Servicer, the Purchasers from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement.
     (2) Assignor is a Purchaser party to the Purchase Agreement, and Assignee wishes to become a Purchaser thereunder; and
     (3) Assignor is selling and assigning to Assignee an undivided ____________% (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Purchase Agreement and the other Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Investments as set forth herein.
AGREEMENT
The parties hereto hereby agree as follows:
     The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) [two (2) Business Days] following the date on which a written notice of effectiveness hereof is delivered by the applicable Purchaser to the Assignee. From and after the Effective Date, Assignee shall be a Purchaser party to the Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.
     If Assignor has no outstanding Capital under the Purchase Agreement on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in sixth paragraph below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Purchase Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 1.1 of the Purchase Agreement.
     If Assignor has any outstanding Capital under the Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the
Exhibit VI — Page 1

outstanding Capital of Assignor’s Investments (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date; whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of Assignor’s Investments (if applicable) and all related rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Article I of the Purchase Agreement.
     Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Purchase Agreement.
     Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.
     By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, and the other Purchasers as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Purchase Agreement, or the other Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any Pool Assets; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Assignee, Seller, any Obligor, any Affiliate of Seller or the performance or observance by Seller, any Obligor or any Affiliate of Seller of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon Agent, any Purchaser or Seller and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement and the other Transaction Documents; (e) Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in
Exhibit VI — Page 2

accordance with their terms all of the obligations which, by the terms of the Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Purchaser.
     Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.
     THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:
[CONSENTED TO:
CMC RECEIVABLES, INC.
By: _____________________
Name:
Title:]
Exhibit VI — Page 3

SCHEDULE I TO ASSIGNMENT AGREEMENT
LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITMENT AMOUNTS
Date: _____________, ______
Transferred Percentage:____________%

	A-1	A-2	B-1
Assignor	Commitment	Commitment	Outstanding
	(prior to giving	(after giving	Capital (if any)
	effect to the	effect to the
	Assignment	Assignment
	Agreement)	Agreement)

	A-2	B-1
Assignee	Commitment	Outstanding
	(after giving	Capital (if any)
effect to the
Assignment
Agreement)
Address for Notices
_________________________
_________________________
Attention:
Phone:
Fax:
Exhibit VI — Page 4

EXHIBIT VII
CREDIT AND COLLECTION POLICY
[TO BE INSERTED]
Exhibit VII

EXHIBIT VIII
FORM OF INTERIM REPORT
CMC Receivables, Inc. Interim Servicer Report
For the End of Day:

Enter Date of Interim Report:

A/R Balance		—
Less:
Unapplied Cash		—

AR Net of Unapplied Cash		—

Less: (from most recent MSR)
Ineligible Receivables		—
Excess Concentration Amounts		—

Net Pool Balance		—

Aggregate Reserve % (from most recent MSR)	0.00%

Dollar Reserves = (Aggregate Reserve % x NPB)		—

Maximum Potential Aggregate Capital (NPB less $ Reserves)		—

Capital of Receivable Interests		—
Outstanding

Purchase Availability or Required Paydown		—

Purchase or Paydown at Settlement		—
The undersigned hereby represents and warrants that the foregoing is a true and accurate accounting with respect to outstanding receivables as of xx/xx/xxxx is in accordance with the Receivables Purchase Agreement dated April 5, 2011 and that all representations and warranties related to such Agreement are restated and reaffirmed.

Signed:	Date:

Title:

Exhibit VIII

EXHIBIT IX
FORM OF MONTHLY REPORT
CMC Receivables, Inc. Monthly Servicer Report
For the Month Ended:
________________
(PAGE 1)
($)
Borrowing Base

A/R ROLLFORWARD

Beginning Balance
Add: Sales
Less: Credit Memos (-)
Add: Other Adjustments (+/-)
Less: Bad Debt Write-offs < 60 days
Less: Collections — (-)
Add: Net Foreign Adjustments
Add: Misc Non-Dilutive Adjustments
Add: G/L to Aging Adjustments
EOM AR Balance
AGING SCHEDULE

% of Total Aging
		Current	Current Month	1 Month Prior	2 Months Prior

Current
1-30 DPD
31-60 DPD
61-90 DPD
91+ DPD
Total Credits in Agings
Total Aging

A/R RECONCILIATIONS

Calculated Ending A/R
Reported Ending A/R
Difference				Check

Calculated Ending A/R
Total Aging
Difference				Check

UNBILLED A/R BALANCE

Exhibit IX — Page 1

INELIGIBLES

Defaulted Receivables (Gross)
Gvt < 60 DPD
Cross Aged balance < 60 DPD (Cust. with 25% over 60 dpd)
Foreign < 60 DPD
Disputed A/R < 60 DPD
Contras < 60 DPD
Discount Accrual Reserve
Bankrupt < 60 DPD
Customer Deductions < 60 DPD
Terms > 65 days
Modified Payment Terms
Aged COD/CIA Term Rec.
Bill and Hold Rec.
Intercompany
Earned but Unbilled Ineligible

Total Ineligibles

Eligible Receivables
Exhibit IX — Page 2

EXHIBIT X
FORM OF PERFORMANCE UNDERTAKING
[TO COME]
Exhibit X — Page 1

EXHIBIT XI
CORPORATE NAMES; TRADE NAMES; ASSUMED NAMES

CORPORATE NAME	TRADE NAME	ASSUMED NAME
CMC Receivables Inc.	N/A	N/A
Exhibit XI — Page 1

SCHEDULE A
COMMITMENTS

PURCHASER	COMMITMENT
Wells Fargo Bank, N.A.	$100,000,000
Aggregate Commitment	$100,000,000
Schedule A

SCHEDULE B
CLOSING DOCUMENTS
1.	Receivables Sale Agreement

2.	Receivables Purchase Agreement

3.	Performance Undertaking

4.	Deposit Account Control Agreement (With Activation) with Bank of America, N.A.

5.	Blocked Account Agreement with Notice with Bank of New York Mellon

6.	Subordinated Note in favor of CMC Cometals Processing, Inc.

7.	Subordinated Note in favor of Howell Metal Company

8.	Subordinated Note in favor of Structural Metals, Inc.

9.	Subordinated Note in favor of CMC Steel Fabricators, Inc.

10.	Subordinated Note in favor of SMI Steel Inc.

11.	Subordinated Note in favor of SMI-Owen Steel Company, Inc.

12.	Subordinated Note in favor of AHT, Inc.

13.	Monthly Report for February 2011 by Servicer

14.	Officer’s Certificate of Seller

15.	Officer’s Certificate of Originators

16.	Secretary’s Certificate of CMC Receivables, Inc. with all exhibits

17.	Secretary’s Certificate of Commercial Metals Company with all exhibits

18.	Secretary’s Certificate of CMC Cometals Processing, Inc. with all exhibits

19.	Secretary’s Certificate of Howell Metal Company with all exhibits

20.	Secretary’s Certificate of Structural Metals, Inc. with all exhibits

21.	Secretary’s Certificate of CMC Steel Fabricators, Inc. with all exhibits

22.	Secretary’s Certificate of SMI Steel Inc. with all exhibits

23.	Secretary’s Certificate of SMI-Owen Steel Company, Inc. with all exhibits

24.	Secretary’s Certificate of AHT, Inc. with all exhibits

25.	UCC-1 financing statement naming CMC Receivables, Inc. as debtor (“all assets”)

26.	UCC-1 financing statement for each Originator naming the Originator as debtor, CMC Receivables, Inc. as assignee, and Administrative Agent as total assignee/secured party

27.	Copies of termination documents of the prior facility with Bank of Nova Scotia (including executed terminations of DACAs, lockbox agreements, etc.)

28.	Copies of UCC-3 terminations of the prior facility with Bank of Nova Scotia

29.	Fee Letter

30.	Officer’s Certificate for Legal Opinions

31.	Legal Opinions of Haynes & Boone relating to (i) corporate, enforceability and security interest opinions, (ii) true sale/contribution and (ii) substantive non-consolidation opinions

32.	Post-Closing UCC lien searches evidencing the filing of the UCC financing statements
Schedule B — Page 1

SCHEDULE C
DIVISIONS

Originator	Participating Division
Commercial Metals Company	ALL DIVISIONS

CMC Cometals Processing, Inc.	ALL DIVISIONS

Howell Metal Company	ALL DIVISIONS

AHT, Inc.	ALL DIVISIONS

Structural Metals, Inc.	CMC Steel Texas
CMC Logistics
CMC Distribution

CMC Steel Fabricators, Inc.	CMC Steel Arizona
CMC Southern Post
CMC Steel Arkansas

SMI Steel Inc.	CMC Steel Alabama

SMI — Owen Steel Co. Inc.	CMC Steel South Carolina
Schedule C — Page 1